                                                                      Exhibit 10


                       CONVEYANCE AND TRANSFER AGREEMENT

                                  DATED AS OF

                                 JUNE 27, 2000

                                 BY AND BETWEEN

          BORDEN CHEMICALS AND PLASTICS OPERATING LIMITED PARTNERSHIP

                                      AND

                             BORDEN CHEMICAL, INC.

                               TABLE OF CONTENTS
                               -----------------
Section 1.   Definitions................................................     1

Section 2.   Basic Transaction..........................................     8
        2.1  Purchase and Sale of Purchased Assets; Assumption of
             Assumed Liabilities........................................     8
        2.2  Purchase Price.............................................     8
        2.3  Inventory; Formaldehyde Inventory Purchase Price...........     9
        2.4  Option.....................................................     9

Section 3.   Closing(s) and Closing Date(s).............................     9
        3.1  Closing(s).................................................     9
        3.2  Closing Date(s); Possession................................     9
        3.3  Deliveries at the Closing..................................     10
        3.4  Deliveries at the Second Closing...........................     11
        3.5  Allocation of Purchase Price...............................     12

Section 4.   Representations and Warranties of Seller...................     13
        4.1  Authorization..............................................     13
        4.2  Noncontravention; Consents.................................     13
        4.3  Brokers' Fees..............................................     14
        4.4  Real Property..............................................     14
        4.5  Title to Personal Property.................................     15
        4.6  Certain Financial Information..............................     15
        4.7  Contracts..................................................     15
        4.8  Intellectual Property......................................     15
        4.9  Litigation.................................................     15
       4.10  Taxes......................................................     16
       4.11  Compliance with Laws.......................................     16
       4.12  Purchased Assets...........................................     16
       4.13  Employee Benefits..........................................     16
       4.14  Environmental Matters......................................     17
       4.15  Limited Warranties.........................................     17

Section 5.   Representations and Warranties of Purchaser................     18
        5.1  Authorization..............................................     18
        5.2  Noncontravention...........................................     18
        5.3  Brokers' Fees..............................................     18
        5.4  Litigation.................................................     18
        5.5  No Other Representations or Warranties.....................     19

Section 6.   Pre-Closing Covenants......................................     19
        6.1  General....................................................     19

        6.2  Operation of the Formaldehyde Business.....................     19
        6.3  Certain Interim Operating Agreements.......................     19
        6.4  Access.....................................................     20
        6.5  Notice of Developments.....................................     20
        6.6  Employment Matters.........................................     21
        6.7  Non-Solicitation; Break-Up Fee.............................     22
        6.8  Title Binder and Survey....................................     22
        6.9  Condemnation...............................................     23
       6.10  Inspection and Environmental Matters.......................     23
       6.11  Urea Purchase Agreement....................................     24
       6.12  Methanol Sales.............................................     24

Section 7.   Post-Closing Covenants.....................................     25
        7.1  Further Assurances.........................................     25
        7.2  Agreements Regarding Tax Matters...........................     25
        7.3  Interim Period and Extended Period Operations..............     26
        7.4  Allocation of Profits and Losses During the Interim Period
             and Extended Period........................................     28
        7.5  Title Insurance............................................     31
        7.6  Non-Competition; Non-Solicitation..........................     31
        7.7  Confidentiality............................................     32
        7.8  Employees..................................................     32
        7.9  Common Site Standards......................................     35

Section 8.   Closing Conditions.........................................     35
        8.1  Conditions to Obligation of Purchaser......................     35
        8.2  Conditions to Obligation of Seller.........................     36
        8.3  Conditions to Obligation of Purchaser - Second Closing.....     37
        8.4  Conditions to Obligation of Seller - Second Closing........     38

Section 9.   Remedies for Breaches of this Agreement....................     39
        9.1  Assumed Liabilities; Excluded Liabilities..................     39
        9.2  Representations, Warranties and Covenants..................     40
        9.3  Matters Involving Third Parties............................     40
        9.4  Indemnification Limitations................................     41
        9.5  Exclusive Remedy...........................................     41

Section 10.  Termination................................................     41
       10.1  Termination of Agreement...................................     41
       10.2  Effect of Termination......................................     42

Section 11.  Miscellaneous..............................................     42
       11.1  Press Releases and Announcements...........................     42
       11.2  Expenses; Transfer Taxes...................................     42
       11.3  Remedies...................................................     42

       11.4  Consent to Amendments......................................     43
       11.5  Successors and Assigns.....................................     43
       11.6  Severability...............................................     43
       11.7  Counterparts...............................................     43
       11.8  Descriptive Headings.......................................     43
       11.9  Notices....................................................     43
      11.10  No Third-Party Beneficiaries...............................     44
      11.11  Entire Agreement...........................................     44
      11.12  Construction...............................................     44
      11.13  Incorporation of Exhibits and Schedules....................     44
      11.14  Power of Attorney..........................................     45
      11.15  Governing Law..............................................     45

Exhibits
-----------

Exhibit A    -  Contract List
Exhibit B    -  List of Excluded Assets
Exhibit C    -  List of Optioned Assets
Exhibit D    -  List of Purchased Assets
Exhibit E    -  Utilities and Services Agreement
Exhibit F    -  Barge Dock Agreement
Exhibit G    -  Environmental Indemnity Agreement
Exhibit H    -  Control Room Agreement
Exhibit I    -  Site Plan (with real estate to be transferred highlighted)
Exhibit J    -  Promissory Note
Exhibit K    -  Calculation of Profits and Losses
Exhibit L    -  [Reserved]
Exhibit M    -  Amendment to Intercompany Agreement
Exhibit N    -  Transition Services Agreement
Exhibit O    -  [Reserved]
Exhibit P    -  Ground Lease
Exhibit Q    -  Mutual Release and Termination Agreement
Exhibit R    -  Separate Ownership Agreement

Schedules
---------

Schedule 4.2    Noncontravention; Consents
Schedule 4.4    Title to Real Property
Schedule 4.5    Personal Property
Schedule 4.6    Financial Information
Schedule 4.8    Intellectual Property
Schedule 4.9    Litigation
Schedule 4.10   List of Leased Assets
Schedule 4.11   List of Permits and Methanol Permits
Schedule 4.13   List of "Seller's Plans"
Schedule 4.14   Environmental Matters

                       CONVEYANCE AND TRANSFER AGREEMENT
                       ---------------------------------

         This CONVEYANCE AND TRANSFER AGREEMENT dated as of June 27, 2000 is made by and between Borden Chemicals and Plastics Operating Limited Partnership, a Delaware limited partnership ("Seller"), and Borden Chemical, Inc., a Delaware corporation ("Purchaser").

                                R E C I T A L S
                                ---------------

         WHEREAS, Seller owns and operates certain assets, rights and properties and has certain liabilities and obligations associated therewith (including the "Purchased Assets," the "Assumed Liabilities" and the "Optioned Assets," as each is defined below) that are utilized in or relate to its "Methanol Business" and "Formaldehyde Business" (as each is defined below);

         WHEREAS, Seller desires to convey and transfer, and Purchaser desires to purchase and assume, the entire interest of Seller in the Purchased Assets and the Assumed Liabilities; and

         WHEREAS, Seller desires to grant Purchaser an option to acquire the Optioned Assets;

         NOW THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         Section 1.  Definitions.  For purposes of this Agreement, the
         ---------   -----------
following terms have the meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended; provided that
                                                                   --------
for purposes hereof, Purchaser, on the one hand, and the Seller Entities, on the other hand, shall not be deemed to be Affiliates.

         "Agreement" means this Conveyance and Transfer Agreement, as the same may be amended from time to time in accordance with the terms hereof.

         "Amendment to Intercompany Agreement" means an amendment, in substantially the form attached hereto as Exhibit M, to the Intercompany
                                          ---------
Agreement dated November 30, 1987, among Borden Chemicals and Plastics Limited Partnership, a Delaware limited partnership (the "Partnership"); Seller; Borden, Inc., a New Jersey corporation ("Borden"); and BCP Management, Inc., a Delaware corporation and the general partner of Seller ("BCPM").

         "Ammonia Purchase Agreement" means that certain Ammonia Purchase Agreement dated as of November 30, 1987, by and between Purchaser and Seller, as amended.

         "Ancillary Agreements" means, collectively, the Amendment to Intercompany Agreement, Bill of Sale, Assignment and Assumption Agreement, Special Warranty Deed, Separate Ownership Agreement, Ground Lease, Mutual Release and Termination Agreement, Utilities and Services Agreement, Barge Dock Agreement, Environmental Indemnity Agreement,

Control Room Agreement, Promissory Note, Transition Services Agreement and any easements and other agreements which may be required to complete the transactions contemplated by this Agreement. If the Option granted Purchaser under Section 2.4 is exercised, "Ancillary Agreements" also means the documents delivered at the Second Closing pursuant to Section 3.4(a) and (b).

         "Assignment and Assumption Agreement" means an assignment by Seller of the Contracts, the Formaldehyde Intellectual Property and all other intangible assets included in the Purchased Assets, and an assumption by Purchaser of the Assumed Liabilities, in the form delivered at the Closing.

         "Assumed Liabilities" means all liabilities and obligations under (a) the BASF Sales Agreement other than the BASF Credit, and (b) the other agreements, arrangements and understandings listed on Exhibit A (collectively
                                                      ---------
with the BASF Sales Agreement, the "Contracts").

         "BASF" means BASF Corporation, a Delaware corporation.

         "BASF Consent" means the consent of BASF to the assignment by Seller to Purchaser of all of Seller's rights, and the assumption by Purchaser of all of Seller's liabilities and obligations, under the BASF Sales Agreement, other than the BASF Credit.

         "BASF Credit" means the obligation of Seller to pay an amount equal to $250,000 per month to BASF in respect of the monthly credit payable under the BASF Sales Agreement.

         "BASF Sales Agreement" means that certain BASF Sales Agreement between Seller and BASF dated as of May 31, 1989, as amended as of January 1, 2000.

         "Barge Dock Agreement" means the agreement between Purchaser and Seller regarding Seller's right to use the barge dock to be transferred to Purchaser and the fee to be paid to Purchaser for such use in substantially the form attached hereto as Exhibit F.
                   ---------

         "Bill of Sale" means one or more bills of sale by Seller conveying to Purchaser all of Seller's right, title and interest in the tangible assets included in the Purchased Assets, in recordable form to the extent necessary.

         "Businesses" means the Formaldehyde Business and the Methanol Business.

         "Closing" means the consummation of the transactions contemplated by
Section 2.1 of this Agreement.  If the Option granted Purchaser under Section
2.4 is exercised, the consummation of the purchase and sale of the Optioned Assets is referred to as the "Second Closing." The Closing and the Second Closing are sometimes referred to collectively as the "Closings."

         "Confidentiality Agreement" means that certain Confidentiality Agreement dated as of April 10, 2000 by and between Purchaser and Seller.

                                     4.14-2

         "Control Room Agreement" means the agreement between Purchaser and Seller, in substantially the form attached hereto as Exhibit H.
                                                     ---------

         "Employees" means the employees of BCPM employed in the Formaldehyde Business, tank farm operations and barge dock.

         "Environmental Law" means any and all applicable Laws regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health.

         "Environmental Indemnity Agreement" means the agreement between Purchaser and Seller regarding the rights and obligations of such parties with respect to environmental matters in substantially the form attached hereto as Exhibit G.
---------

         "Environmental Reports" means any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on the Businesses in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law, that may affect the Purchased Assets or the Businesses.

         "Excluded Assets" means (a) the Optioned Assets, (b) the Intellectual Property licensed to Seller pursuant to the Use of Name and Trademark Agreement between Seller and Borden and (c) those assets located in or upon the Real Property that are listed or described in Exhibit B attached hereto and made a
                                         ---------
part hereof.

         "Excluded Liabilities" means all liabilities or obligations of any nature, other than those arising out of the performance of (a) the Contracts following the Closing Date (other than obligations in respect of the BASF Credit) or (b) if the Option is exercised, the Methanol Contracts following the Second Closing Date. Without limiting the foregoing, the following liabilities, obligations and commitments, express or implied, known or unknown, shall be considered "Excluded Liabilities" and shall not be assumed by Purchaser:

          (i) any liability, obligation or commitment of Seller relating to or arising out of (A) the Formaldehyde Business or any Purchased Asset at or prior to the Closing Date or (B) the Methanol Business or the Optioned Assets at or prior to the Second Closing Date;

          (ii) any liability, obligation or commitment relating to, pertaining to, or arising out of (A) the Formaldehyde Business or the Purchased Assets with respect to Taxes for periods or portions thereof ending on or prior to the Closing Date or (B) the Methanol Business or the Optioned Assets with respect to Taxes for periods or portions thereof ending on or prior to the Second Closing Date, including but not limited to, any Taxes arising in connection with the consummation of the transactions contemplated hereby (other than those Taxes specifically allocated to Purchaser pursuant to the terms hereof);

                                     4.14-3

          (iii) any liability, obligation or commitment of Seller arising out of any actual or alleged breach or nonperformance by Seller under (A) any Contract prior to the Closing, (B) any Methanol Contract prior to the Second Closing or (C) any other contract, agreement or commitment of Seller, or any breach or alleged breach thereof, whether arising before or after the Closing;

          (iv) any liability, obligation or commitment of Seller (A) relating to the Formaldehyde Business or Purchased Assets and arising out of any action, suit or proceeding pending or threatened as of the Closing Date or relating to events occurring prior to the Closing or (B) relating to the Methanol Business or Optioned Assets and either arising out of any action, suit or proceeding pending or threatened as of the Second Closing Date or relating to events occurring prior to the Second Closing;

          (v) except as expressly provided in Section 7.8, all liabilities, obligations and commitments arising under any employee benefit plan; and

          (vi) any liability, obligation or commitment that relates to or arises out of products manufactured, shipped or sold by or on behalf of (A) the Formaldehyde Business prior to the Closing or (B) the Methanol Business prior to the Second Closing, including claims of negligence, personal injury, product damage, product liability or any other claims (including workers' compensation, employer's liability or otherwise), whether such liability, obligation or commitment arises out of injuries or losses occurring prior to, on or after the Closing Date.

         "Formaldehyde Business" means the production of formaldehyde and UF concentrate by the Seller Entities in Geismar, Louisiana.

         "Formaldehyde Intellectual Property" means Intellectual Property that is used in connection with the Formaldehyde Business. "Formaldehyde Intellectual Property" includes, but is not limited to, all rights, licenses and know-how pertaining to the Formaldehyde Business which were acquired by Seller from Borden pursuant to the Patent and Know-How Agreement, dated November 30, 1987, and any and all improvements thereon.

         "Formaldehyde Processing Agreement" means that certain Formaldehyde Processing Agreement dated as of November 30, 1987 by and between Purchaser and Seller, as amended.

         "Governmental Entity" means any domestic government, or agency, bureau, board, commission, court, police jury, department, official, political subdivision, tribunal or other instrumentality thereof, whether federal, state, parish or local.

         "Ground Lease" means the ground lease between Purchaser and Seller, in substantially the form attached hereto as Exhibit P.
                                           ---------

         "Intellectual Property" means U.S. and foreign intellectual property, including, without limitation, patents, inventions, discoveries, processes, techniques, formulae, research and

                                     4.14-4
development, procedures, technology and related know-how and improvements, copyrights and copyrightable works (including computer software, programs, applications, code, databases, documentation, Internet site content, systems, mask works and networks), trademarks, service marks, trade names, corporate names, logos, domain names and other source indicators, and the goodwill of any business symbolized thereby, trade secrets, confidential, proprietary or technical data, plans, patterns, designs, manuals, materials or documents in any media.

          "Law" means any constitutional provision, statute, law (including without limitation common law), code, rule, regulation, ordinance, Permit, Methanol Permit, decree, injunction, judgment, order, ruling, determination, finding, writ or other legally enforceable requirement of any Governmental Entity.

         "Lien" means any mortgage, pledge, security interest, charge, claim or other encumbrance, other than (a) mechanics', materialmen's and similar liens,
(b) liens for Taxes not yet due and payable and (c) liens securing rental payments not yet due under capital lease arrangements included in the Contracts.

         "Limited Partnership Agreement" means the Amended and Restated Limited Partnership Agreement of Seller dated as of November 30, 1987, by and among BCPM as general partner, Borden as organizational limited partner and the Partnership as limited partner, as amended from time to time in accordance with the terms thereof.

         "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, that is regulated pursuant to or could give rise to liability under any applicable Environmental Law.

         "Methanol Business" means the production of methanol by the Seller Entities in Geismar, Louisiana.

         "Methanol Employees" means the employees of BCPM employed in the Methanol Business.

         "Methanol Intellectual Property" means Intellectual Property that is used in connection with the Methanol Business. "Methanol Intellectual Property" includes, but is not limited to, all rights, licenses and know-how pertaining to the Methanol Business which were acquired by Seller from Borden pursuant to the Patent and Know-How Agreement, dated November 30, 1987, and any and all improvements thereon.

         "Methanol Purchase Agreement" means (a) that certain Methanol Purchase Agreement dated as of November 30, 1987, by and between Purchaser and Seller, as amended, and (b) that certain Option Agreement dated as of December 23, 1998, extending the term thereof.

         "Mutual Release and Termination Agreement" means the agreement between Purchaser and Seller, in substantially the form attached hereto as Exhibit Q,
                                                                   ---------
releasing Purchaser

                                     4.14-5
and Seller from their obligations under (a) the Formaldehyde Processing Agreement, Ammonia Purchase Agreement and Urea Formaldehyde Concentrate Processing Agreement as of the Closing Date and (b) the Methanol Purchase Agreement effective as of December 31, 2000.

         "Optioned Assets" means:

          (a) the machinery, equipment, pipelines (including underlying rights of way), control systems, tanks and other personal property listed or described in Exhibit C attached hereto;
                  ---------

          (b)  all rights under contracts described in Exhibit C (the "Methanol
                                                       ---------
     Contracts");

          (c) the Methanol Intellectual Property, together with all registrations, applications, renewals, reexaminations, continuations, continuations-in-part, divisionals, reissues and similar rights relating thereto and the right to bring an action at law or in equity for the infringement thereof prior to the Second Closing Date, including the right to receive all awards, damages and proceeds relating thereto;

          (d) if and to the extent transferable, Seller's rights under all licenses, permits or franchises issued by any Governmental Entity required for the operation of the Methanol Business or the Optioned Assets (including, without limitations, all VOC credits and banked VOC credits for sources included in the Optioned Assets) (the "Methanol Permits");

          (e) inventories, to the extent purchased and paid for under Section 3.4(d); and

          (f) the financial records, operating procedures and engineering and operating catalogues, and all other business records relating directly to the assets included in (a) through (e) or used primarily in the Methanol Business.

         "Permits" means all licenses, permits or franchises issued by any Governmental Entity required for the operation of the Formaldehyde Business and the use of the Purchased Assets (including, without limitation, all VOC credits and banked VOC credits for sources included in the Purchased Assets).

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

         "Promissory Note" means a note for nine million seven hundred thousand dollars ($9,700,000) in substantially the form attached hereto as Exhibit J.
                                                                  ---------

         "Purchased Assets" means:

          (a) the Real Property;

                                     4.14-6

          (b) the machinery, equipment, pipelines, control systems, tanks and other personal property listed or described in Exhibit D attached hereto
                                                    ---------
     and made a part hereof;

          (c) all rights under the Contracts;

          (d) the Formaldehyde Intellectual Property, together with all registrations, applications, renewals, reexaminations, continuations, continuations-in-part, divisionals, reissues and similar rights relating thereto and the right to bring an action at law or in equity for the infringement thereof prior to the Closing Date, including the right to receive all awards, damages and proceeds relating thereto;

          (e) if and to the extent transferable, Seller's rights under the Permits;

          (f) the barge dock and tank farm located on the Real Property; and

          (g) inventories, to the extent purchased and paid for under Section 2.3; and

          (h) the financial records, operating procedures and engineering and operating catalogues and other books and records relating directly to the assets included in (a) through (g) or used primarily in the Formaldehyde Business;

provided, however, that the Purchased Assets shall not include the Excluded
--------  --------
Assets.

         "Real Property" means the real property and buildings and improvements thereon (other than the Excluded Assets) and the easements, cross-easements and servitudes (including, subject to Seller's reservation of a right of use, common rights of way, roadways and spur tracks) located within the areas highlighted on the site plan attached hereto as Exhibit I, and the additional easements, cross-
                                 ----------
easements and servitudes listed on Exhibit I, in each case with such additions
                                   -----------
or deletions as may result from the survey referred to in Section 6.7(c) hereof; provided, however, that such additions or deletions do not materially affect the use or diminish the value of either the property transferred to Purchaser or the property retained by Seller. "Real Property" also includes underlying rights of way for pipelines included in the Purchased Assets (subject to Seller's reservation of a right of use).

         "Seller Entities" means the collective reference to Seller, the Partnership and BCPM.

         "Separate Ownership Agreement" means an act of declaration of separate ownership of land and improvements, between Seller and Purchaser, in substantially the form attached hereto as Exhibit R.
                                          ---------

         "Special Approval" means the approval of the transactions contemplated by this Agreement by a majority of the independent committee of the board of directors of BCPM.

                                     4.14-7

         "Special Warranty Deed" means an act of cash sale in recordable form, with warranty as to those claiming by, through or against Seller but not otherwise, delivered at Closing, in a form acceptable to Purchaser, whereby Seller shall transfer to Purchaser the Real Property, subject to Seller's reservation of a right of use in common rights of way, roadways and spur tracks.

         "Tax" or "Taxes" means any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other tax, fee, assessment or charge, including any interest, penalty or addition thereto.

         "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto.

         "Transition Services Agreement" means the agreement between Purchaser and Seller regarding each party's provision of certain essential services to the other in substantially the form attached hereto as Exhibit N.
                                                   ----------

         "Urea Formaldehyde Concentrate Processing Agreement" means that certain Urea Formaldehyde Concentrate Processing Agreement dated as of November 30, 1987, by and between Purchaser and Seller, as amended.

         "Urea Purchase Agreement" means that certain Urea Purchase Agreement dated as of November 30, 1987, by and between Purchaser and Seller, as amended.

         "Utilities and Services Agreement" means the Utilities and Services Agreement by and between Purchaser and Seller in substantially the form attached hereto as Exhibit E.
          ---------

         Section 2.  Basic Transaction.
         ---------   -----------------

         2.1  Purchase and Sale of Purchased Assets; Assumption of Assumed
              ------------------------------------------------------------
Liabilities.  At the Closing, (a) Purchaser will purchase from Seller, and
-----------
Seller will sell, transfer, assign, convey and deliver to Purchaser, all right, title and interest in and to all of the Purchased Assets, wherever such assets, rights or properties are located, and (b) Purchaser will assume all of the Assumed Liabilities.

         2.2  Purchase Price.  On the terms and subject to the conditions set
              --------------
forth in this Agreement, at the Closing Purchaser will assume the Assumed Liabilities and will deliver to Seller the sum of forty-eight million five hundred thousand dollars ($48,500,000) (the "Purchase Price"), payable as follows:

          (a) thirty-eight million eight hundred thousand dollars ($38,800,000) in cash, by bank wire transfer of immediately available funds to an account designated in writing by Seller; and

                                     4.14-8

          (b) the Promissory Note.

         2.3 Inventory; Formaldehyde Inventory Purchase Price. As of 5:00 A.M.
             ------------------------------------------------
on the Closing Date, Seller and Purchaser, or their representatives, shall physically audit, examine and count inventories located in Seller's formaldehyde plant of the following: (a) production chemicals used in the formaldehyde process, (b) in-process methanol that meets the specifications under the Methanol Purchase Agreement in excess of amounts previously paid for under such Methanol Purchase Agreement, if any, and (c) formaldehyde finished goods that meet the specifications under the Formaldehyde Processing Agreement. Inventories of production chemicals shall be valued at Seller's cost; inventories of in-process methanol shall be valued at their price under the Methanol Purchase Agreement; inventories of formaldehyde finished goods in excess of amounts previously paid for under the Formaldehyde Processing Agreement, if any, shall be valued at their price under the Formaldehyde Processing Agreement; and the combined value shall be the "Formaldehyde Inventory Purchase Price." At the Closing, Purchaser will purchase and Seller will sell, transfer, assign, convey and deliver to Purchaser, all right, title and interest in and to such inventories at the Formaldehyde Inventory Purchase Price. Within five (5) days after the Closing, Purchaser shall pay the Formaldehyde Inventory Purchase Price to Seller, in cash, by bank wire transfer of immediately available funds to an account designated in writing by Seller.

         2.4 Option. Seller hereby grants Purchaser an option (the "Option") to
             ------
purchase all, but not less than all, of the Optioned Assets for a purchase price of three million dollars ($3,000,000), which Option may be exercised by Purchaser at any time on or prior to November 1, 2000, by giving written notice of exercise to Seller at the address set forth in Section 11.9 below.

         Section 3.  Closing(s) and Closing Date(s).
         ---------   ------------------------------

         3.1  Closing(s).  Subject to the provisions of Section 10, the
              ----------
Closing and the Second Closing, if any, will take place at the offices of Vorys, Sater, Seymour and Pease LLP, 52 East Gay Street, Columbus, Ohio, at 10:00 a.m. Columbus, Ohio time, or at such other place and time as Purchaser and Seller may agree. The Closing will take place on the third business day after the satisfaction or waiver of all of the closing conditions set forth in Sections
8.1 and 8.2, or on such other date as Purchaser and Seller may agree. The Second Closing, if any, will take place on such date as Purchaser and Seller may agree, but in no event later than December 31, 2000.

         3.2  Closing Date(s); Possession.  The date on which the Closing
              ---------------------------
actually takes place is referred to in this Agreement as the "Closing Date." Possession of the Purchased Assets shall be delivered by Seller to Purchaser immediately following the Closing. The date on which the Second Closing actually takes place is referred to in this Agreement as the "Second Closing Date."

                                     4.14-9

         3.3  Deliveries at the Closing.  At the Closing:
              -------------------------

          (a) Purchaser will execute and deliver to Seller:

               (i) the certificates referred to in Section 8.2(c); and

               (ii) certified resolutions of the board of directors of Purchaser authorizing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

          (b) Seller will execute and deliver to Purchaser:

               (i) the certificates referred to in Section 8.1(c);

               (ii)  a Bill of Sale;

               (iii) assignments of the Formaldehyde Intellectual Property, in recordable form if necessary;

               (iv) certified resolutions of the board of directors of Seller authorizing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; and

               (v) a Special Warranty Deed, together with an Owner's Affidavit sufficient for the Title Company (as defined below) to provide extended coverage over the standard printed exceptions in the title insurance policy referred to in Section 7.5 below.

          (c) Purchaser and Seller will each execute and deliver to the other:

              (i)    an Assignment and Assumption Agreement;

              (ii)   a Mutual Release and Termination Agreement;

              (iii)  the Utilities and Services Agreement;

              (iv)   the Barge Dock Agreement;

              (v)    the Environmental Indemnity Agreement;

              (vi)   the Control Room Agreement;

              (vii)  the Transition Services Agreement;

              (viii) the Ground Lease;

                                    4.14-10

              (ix)   the Separate Ownership Agreement;

               (x) such easements, cross-easements and servitudes (including common rights of way, roadways and spur tracks with respect to which both Purchaser and Seller shall have a right to use), each in recordable form, as may be necessary to enable the other party to have access to the property owned by such party following the Closing and to operate the businesses to be conducted by each of them following the Closing, including without limitation those listed on Exhibit I; and

               (xi) such other instruments of sale, transfer, conveyance and assignment as Purchaser or Seller and their respective counsel may reasonably request.

          (d) Purchaser will deliver to Seller the Purchase Price as specified in Section 2.2.

          (e) Borden, Seller, the Partnership and BCPM will each execute and deliver the Amendment to Intercompany Agreement.

         3.4  Deliveries at the Second Closing.  At the Second Closing, if
              --------------------------------
any:

         (a) Seller will execute and deliver to Purchaser

               (i) a bill of sale, in substantially the same form as the Bill of Sale delivered at the Closing, conveying to Purchaser all of Seller's right, title and interest in the tangible assets included in Optioned Assets;

               (ii) assignments of the Methanol Intellectual Property, in recordable form if necessary; and

               (iii) such closing certificates as are customary for this type of transaction and are satisfactory to Purchaser's counsel.

         (b)  Purchaser and Seller will each execute and deliver to the other:

               (i) an assignment by Seller and assumption agreement by Purchaser, in substantially the same form as the Assignment and Assumption Agreement delivered at the Closing, of the Methanol Contracts;

               (ii) a control room agreement, in substantially the same form as the Control Room Agreement delivered at the Closing, regarding the rights and obligations of the parties with respect to access to (A) the control room for the Cogeneration 2 unit, acetylene off gas processing equipment and site air compressor of Seller's methanol operations and (B) the production accounting computers;

                                    4.14-11

               (iii) if requested by Purchaser, a utilities and services agreement with respect to the operation of the Methanol Business covering matters similar to those addressed in the Utilities and Services Agreement;

               (iv) if requested by Purchaser, a stand-by supply agreement for acetylene off gas on terms mutually acceptable to Seller and Purchaser; and

               (v) such other instruments of sale, transfer, conveyance and assignment as Purchaser may reasonably request, conveying to Purchaser all of Seller's right, title and interest in the Optioned Assets.

          (c) Purchaser will deliver to Seller:

               (i) such closing certificates as are customary for this type of transaction and are satisfactory to Seller's counsel; and

               (ii) three million dollars ($3,000,000) in cash, by bank wire transfer of immediately available funds to an account designated in writing by Seller.

          (d) As of 5:00 A.M. on the Second Closing Date, Seller and Purchaser, or their representatives, shall physically audit, examine and count (i) the inventories of (A) production chemicals and (B) methanol-in-process located in Seller's methanol plant included in the Optioned Assets and (ii) the inventories of methanol finished goods owned by Seller and located in the tank farm included in the Purchased Assets (less, if the Second Closing takes place before December 31, 2000, the portion of such inventories required to fill Seller's contractual obligations to third parties on or after the Second Closing Date). Inventories of the production chemicals referred to in clause (i)(A) shall be valued at Seller's cost; inventories of methanol-in-process referred to in clause (i)(B) shall be valued at the price set forth in Section 7.3(a); inventories of methanol finished goods referred to in clause (ii) shall be valued at their prices under the Methanol Purchase Agreement; and the combined value shall be the "Methanol Inventory Purchase Price". At the Closing, Purchaser will purchase and Seller will sell, transfer, assign, convey and deliver to Purchaser, all right, title and interest in and to such inventories at the Methanol Inventory Purchase Price. Within five (5) days after the Second Closing, Purchaser shall pay the Methanol Inventory Purchase Price to Seller, in cash, by bank wire transfer of immediately available funds to an account designated in writing by Seller.

         3.5  Allocation of Purchase Price.    As soon as practicable after the
              -----------------------------
date hereof, Seller will provide to Purchaser copies of (a) IRS Form 8594 and any required exhibits thereto prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations thereunder (the "Asset Acquisition Statement") with Seller's proposed allocation of the Purchase Price and (b) any comparable tax forms required to be filed under, and prepared in accordance with, applicable local, state or foreign tax law. Within 20 days after the receipt of such Asset Acquisition Statement, Purchaser will propose to

                                    4.14-12

Seller any changes to such Asset Acquisition Statement or will be deemed to have indicated its concurrence therewith. If, at any time thereafter, any matters on the Asset Acquisition Statement require updating, Seller will provide to Purchaser revised copies of the Asset Acquisition Statement (each, a "Revised Statement"). Within 20 days after the receipt of any Revised Statement, Purchaser will propose to Seller any changes to such Revised Statement or will be deemed to have indicated its concurrence therewith. Purchaser and Seller will endeavor in good faith to resolve any differences with respect to the Asset Acquisition Statement or any Revised Statement. All Tax Returns and reports filed by Purchaser and Seller will be prepared consistently with the Asset Acquisition Statement or any Revised Statement.

         Section 4.  Representations and Warranties of Seller.  Seller
         ---------   ----------------------------------------
represents and warrants to Purchaser as follows:

         4.1  Authorization.  Seller is a limited partnership duly organized,
              -------------
validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in the State of Louisiana. Seller has the requisite power to own, lease and operate the Purchased Assets and the Optioned Assets and to carry on the Businesses as the same are now being conducted. Seller has taken all requisite partnership action to enable it to execute and deliver this Agreement and each of the Ancillary Agreements to be delivered by it and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including, without limitation, obtaining Special Approval. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by Seller will constitute, the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

          4.2  Noncontravention; Consents.
               --------------------------

          (a) Subject to the receipt of the consents referred to in Section 4.2(b), neither the execution and delivery of this Agreement or any of the Ancillary Agreements by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby, will (i) violate any Law to which Seller is subject or any provision of the certificate of limited partnership or Limited Partnership Agreement of Seller or (ii) constitute a violation of, be in conflict with, constitute or create a default under or result in the creation or imposition of any Lien upon any of the Purchased Assets or the Optioned Assets, or result in a penalty or acceleration, or a right to terminate, materially modify or demand additional fees under, any agreement, contract, governmental permit, license, approval or commitment to which Seller or any of the Purchased Assets or Optioned Assets is bound or subject.

          (b) Except as set forth on Schedule 4.2 and the approval required
                                     ------------
     under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any Governmental Entity or any third party is required on the part of the Seller Entities in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for such consents, orders or authorizations as

                                    4.14-13
     would not materially impair the operation of the Businesses or the use of any Purchased Asset or Optioned Asset following their respective dates of acquisition.

         4.3  Brokers' Fees.  Seller has no liability or obligation, and has
              -------------
not taken any action that will result in any such liability or obligation on the part of Purchaser, to pay any agent or finder's fee or real estate brokerage commission to any Person in connection with the transactions contemplated by this Agreement.

         4.4  Real Property.
              -------------

          (a) Except as set forth in Schedule 4.4, Seller has good and
                                     ------------
     marketable title to the Real Property, free and clear of all Liens and encumbrances other than encumbrances that (i) do not materially affect the use or diminish the value of the Real Property or (ii) are of the type included in the standard printed exceptions of the Title Binder referred to in Section 6.8(a).

          (b) Except as set forth in the Ancillary Agreements or Schedule 4.4:
                                                                 ------------

               (i) there is no real property used in the Businesses other than the Real Property;

               (ii) all buildings and improvements thereon that are part of the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, and are not in material violation of any zoning or building ordinances;

               (iii) to the best knowledge of Seller, there are no material discrepancies, conflicts, shortages in boundary lines, encroachments or overlaps upon or by any owned Real Property or the improvements thereon;

               (iv) Seller has adequate permanent rights of ingress and egress to and from the Real Property; and

               (v) all buildings on the Real Property have been completed and there are no material structural defects in such buildings.

          (c) There are no parties in possession of any portion of the Real Property as a lessee, tenant at sufferance or trespasser, other than Seller.

          (d) There is no pending, or to the knowledge of Seller, threatened special assessment affecting the Real Property, or any part thereof, nor to the knowledge of Seller is any such assessment contemplated by any state, local or other governmental authority.

          (e) Seller has no knowledge that the location, construction, occupancy, operation or use of the Real Property (including the buildings, improvements, fixtures

                                    4.14-14
     and equipment located thereon) violates any restrictive covenant or deed restriction (recorded or otherwise) affecting the Real Property.

          4.5  Title to Personal Property.    Except as set forth on Schedule
               --------------------------                            --------
4.5, Seller has good and valid title to, or, pursuant to a Contract, a valid and
----
binding leasehold interest in, all personal property included in the Purchased Assets and the Optioned Assets, free and clear of all Liens. Except as set forth on Schedule 4.5, all items of personal property included in the Purchased
         ------------
Assets are in good operating condition, reasonable wear and tear excepted, and are fit for the purposes for which they are presently being used.

          4.6  Certain Financial Information.    The annual production cost
               -----------------------------
sheets for the four years ended December 31, 1996 through 1999, and the interim production cost sheets for the 5 months ended May 31, 2000, delivered to Purchaser and attached hereto as Schedule 4.6 are true and accurate copies of
                                 ------------
Seller's production cost sheets for the Businesses for the periods indicated thereon, and such cost sheets were prepared from Seller's internal records in accordance with Seller's customary practices consistently applied and, reasonably reflect Seller's direct costs and in the opinion of management, reflect a reasonable allocation of costs for materials and services transferred between production cost units.

          4.7  Contracts.    Seller has furnished to Purchaser true and correct
               ---------
copies of each Contract and each Methanol Contract (including each amendment or supplement thereto). Each Contract and each Methanol Contract is valid and in full force and effect according to its terms, and no Seller Entity and, to Seller's knowledge, no other party thereto, is in material breach or default under any such contract, and no facts or circumstances exist which, with giving of notice or passage of time or both would give rise to such a material breach by a Seller Entity or, to Seller's knowledge, any such other party.

          4.8  Intellectual Property.    Schedule 4.8 lists all Formaldehyde
               ---------------------     ------------
Intellectual Property and Methanol Intellectual Property. There are no U.S. or foreign registrations or applications concerning patents, copyrights, trademarks or domain names included in the Formaldehyde Intellectual Property or the Methanol Intellectual Property. Except as set forth in Schedule 4.8, Seller
                                                        ------------
owns, free and clear of all Liens, or has the valid right to use pursuant to a Contract or Methanol Contract, as the case may be, all material Formaldehyde Intellectual Property and Methanol Intellectual Property. There are no pending or, to Seller's knowledge, threatened claims, actions, suits, proceedings, judgments, orders, decrees, settlements or stipulations in front of or subject to any Governmental Entity or any other forum that seek to challenge or limit the enforceability, validity, use or ownership of any Formaldehyde Intellectual Property or Methanol Intellectual Property and, to the knowledge of Seller, the material Formaldehyde Intellectual Property and Methanol Intellectual Property are valid and enforceable, do not infringe, misappropriate, dilute or otherwise impair or derogate ("Infringe") the rights of others and are not being Infringed by others.

          4.9  Litigation.    Except as set forth on Schedule 4.9, there are no
               ----------                            ------------
actions, suits or proceedings pending, and, to Seller's knowledge, no such actions, suits or proceedings are threatened and no investigations are pending or threatened, which (a) relate to the Purchased Assets, the Optioned Assets or the Businesses or the products thereof, (b) question or challenge

                                    4.14-15
the validity or enforceability of this Agreement or any Ancillary Agreement or
(c) could prevent, hinder or delay consummation of the transactions contemplated hereby or thereby.

          4.10  Taxes.    None of the Purchased Assets or Optioned Assets is
                -----
tax-exempt use property within the meaning of Section 168(h) of the Code. Except as set forth in Schedule 4.10, none of the Purchased Assets or Optioned
                       -------------
Assets is property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and as in effect immediately prior to the enactment of the Tax Reform Act of 1986.

          4.11  Compliance With Laws.
                --------------------

          (a) All of the Permits and all Methanol Permits are listed on Schedule
                                                                        --------
     4.11.  Except for the Permits and the Methanol Permits, no licenses,
     ----
     permits, franchises, certificates, authorizations or approvals of any Governmental Entity are required for the conduct of the Businesses as currently conducted or as conducted over the past year. All Permits and all Methanol Permits are in full force and effect and no action, claim or proceeding is pending, or to Seller's knowledge, threatened to suspend, revoke, invalidate, revise or limit any such permit.

          (b) Seller is and has been in compliance in all material respects with all laws, ordinances, regulations and orders applicable to the Purchased Assets, the Optioned Assets and the Businesses.

          4.12  Purchased Assets.    The Purchased Assets to be transferred and
                ----------------
conveyed to Purchaser on the Closing Date pursuant to this Agreement and the Ancillary Agreements include all of the assets required to operate the Formaldehyde Business as presently conducted.

          4.13  Employee Benefits.
                -----------------

          (a) Except as listed in Schedule 4.13, there are no "employee benefit
                                  --------------
     plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and determined without regard to Department of Labor Regulations (S)(S)2510.3-1 through 2510.3-3), in which the Employees or the Methanol Employees participate and in which employees of Purchaser do not participate.

          (b) In addition to the employee benefit plans required under Section 4.13(a) to be listed in Schedule 4.13, Schedule 4.13 sets forth a list of
                             -------------  -------------
     all non-ERISA severance, change in control or employment plans, programs or agreements, and all vacation, incentive, bonus, stock option, stock purchase and restricted stock plans, programs or policies, sponsored or maintained by Seller, in which the Employees or the Methanol Employees participate but in which the employees of Purchaser do not participate (collectively, the "Seller Plans").

          (c) Each Seller Plan has been established and administered substantially in accordance with its terms and is in compliance with the applicable provisions of ERISA,

                                    4.14-16
     the Code and Seller has paid or accrued on its March 31, 2000 balance sheet any and all contributions it is required to make or accrue under any of the Seller Plans.

          4.14  Environmental Matters.
                ---------------------

          (a) Except as set forth on Schedule 4.14 hereto:
                                    --------------

               (i) Except as set forth in the Environmental Reports, to Seller's knowledge, Materials of Environmental Concern are not present at, in, on, under or about any of the Purchased Assets or the Optioned Assets in a manner that could reasonably be expected to affect in any material respect the continued operation of the Businesses as conducted currently and during the past year;

               (ii) There is no consent decree, order or agreement with any Governmental Entity under any Environmental Law or with respect to any Materials of Environmental Concern that relates to the use or ownership of the Purchased Assets, the Optioned Assets or the operation of the Businesses; and

               (iii) No judicial, administrative, or arbitration proceeding (including any notice of violation or alleged violation) under any Environmental Law or with respect to any Materials of Environmental Concern, is pending or, to the knowledge of Seller, threatened, with respect to the Purchased Assets, the Optioned Assets or the Businesses, and no investigation or request for information is pending in connection with any such proceeding.

          (b) Seller has provided Purchaser access to all Environmental Reports in Seller's possession or control.

          4.15 Limited Warranties.
               -------------------

          (a) With respect to the Purchased Assets, all sales, transfers, conveyances, assignments and deliveries to be made hereunder will be made without representation or warranty whatsoever, whether express, implied or statutory except as otherwise expressly provided in this Agreement and the Ancillary Agreements.

          (b) With respect to the Optioned Assets, except as otherwise expressly provided in this Section 4:

               (i) ALL SALES, TRANSFERS, CONVEYANCES, ASSIGNMENTS AND DELIVERIES TO BE MADE HEREUNDER WILL BE MADE WITHOUT REPRESENTATION OR WARRANTY WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO VALUE, QUALITY, QUANTITY, CONDITION, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WORKING ORDER, COMPLIANCE WITH LAW OR FUTURE PROFITABILITY; and

                                    4.14-17

               (ii) ALL OPTIONED ASSETS TO BE SOLD, TRANSFERRED, CONVEYED, ASSIGNED AND DELIVERED HEREUNDER ARE SOLD, TRANSFERRED, CONVEYED, ASSIGNED AND DELIVERED "AS IS," AND ANY WARRANTIES OTHER THAN THOSE EXPRESSLY PROVIDED FOR IN THIS SECTION 4, WHETHER EXPRESS, IMPLIED OR STATUTORY, WRITTEN OR ORAL, ARE HEREBY EXPRESSLY DISCLAIMED.

         Section 5.  Representations and Warranties of Purchaser.  Purchaser
         ---------   -------------------------------------------
represents and warrants to Seller as follows:

         5.1  Authorization.  Purchaser is a corporation duly organized and
              -------------
validly existing under the laws of the State of Delaware, and is qualified to do business in the State of Louisiana. Purchaser has taken all requisite corporate action to enable it to execute and deliver this Agreement and each of the Ancillary Agreements to be executed by it and to perform its obligations hereunder and thereunder. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by Purchaser will constitute, the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms and conditions.

         5.2  Noncontravention.
              ----------------

          (a) Subject to the receipt of the approval required under the HSR Act, neither the execution and the delivery of this Agreement or any of the Ancillary Agreements by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, will (i) violate any Law to which Purchaser is subject or any provision of the certificate of incorporation or bylaws of Purchaser or (ii) constitute a violation of, be in conflict with or constitute or create a default under, or require the consent of a third party pursuant to any agreement, contract, governmental permit, license, approval or commitment to which Purchaser is a party or by which Purchaser or any of its properties is bound or to which Purchaser or any of such properties is subject.

          (b) Except for the approval required under the HSR Act, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any Governmental Entity or any third party is required on the part of the Purchaser in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

         5.3  Brokers' Fees.  Purchaser has no liability or obligation, and
              -------------
has not taken any action that will result in any such liability or obligation on the part of Seller, to pay any agent or finder's fee or real estate brokerage commission to any Person in connection with the transactions contemplated by this Agreement.

          5.4  Litigation.    There are no actions, suits or proceedings
               ----------
pending, and, to Purchaser's knowledge, no such actions, suits or proceedings are threatened and no

                                    4.14-18
investigations are pending or threatened, which (a) question or challenge the validity or enforceability of this Agreement or any Ancillary Agreement or (b) could prevent, hinder or delay consummation of the transactions contemplated hereby or thereby.

         5.5  No Other Representations or Warranties.  Except for the
              --------------------------------------
representations and warranties contained in this Agreement and the Ancillary Agreements, neither Purchaser nor any of its Affiliates makes any representation or warranty, whether express or implied, on behalf of Purchaser.

         Section 6.  Pre-Closing Covenants.  The parties agree as follows with
         ----------  ---------------------
respect to the period between the date of this Agreement and the Closing Date:

         6.1  General.  Each of the parties will use its reasonable best
              -------
efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 8). After the date of this Agreement, Seller agrees to use its reasonable best efforts to obtain any and all consents and approvals which may be necessary to vest or confirm ownership in Purchaser to all of the Purchased Assets and, if the Option is exercised, the Optioned Assets.

          6.2  Operation of the Formaldehyde Business.    Except as otherwise
               --------------------------------------
contemplated by this Agreement, Seller covenants that, until the Closing Date, it will use all reasonable efforts to continue, in the ordinary course and in a manner consistent with the past practices of the Formaldehyde Business, to maintain and preserve intact the Purchased Assets and the Formaldehyde Business and to maintain the ordinary and customary relationships of the Formaldehyde Business with its employees, suppliers, customers and others having business relationships with it with a view toward preserving for Purchaser to and after the Closing Date the Formaldehyde Business, the Purchased Assets and the goodwill associated therewith. Until the Closing Date, Seller shall continue to maintain its books and records with respect to the Purchased Assets and the Formaldehyde Business in the ordinary course in accordance with past practices.

          6.3  Certain Interim Operating Agreements.    During the period from
               ------------------------------------
the date of this Agreement to the Closing Date (with respect to the Purchased Assets) or the Second Closing Date (with respect to the Optioned Assets), as the case may be, without the consent of the Purchaser, Seller:

          (a) will not dispose of any of the Purchased Assets or the Optioned Assets other than as set forth in this Agreement and except for sales of inventory in the ordinary course of business, or pledge or subject any of the Purchased Assets or Optioned Assets to any Lien other than liens set forth in Schedule 4.4 or Schedule 4.5;
              ------------    ------------

          (b) will not cancel any debts or waive any claims or rights pertaining to the Businesses, except in the ordinary course of business consistent with past practice;

                                    4.14-19

          (c) will not make any amendment or modification to or terminate any Contract or any Methanol Contract;

          (d) will not make any change in the accounting principles or practices with respect to the Purchased Assets, Optioned Assets or the Businesses, except as required by changes in generally accepted accounting principles effected after the date hereof;

          (e) will not enter into any license or other agreement with respect to any Formaldehyde Intellectual Property or Methanol Intellectual Property;

          (f) will not terminate any policies of insurance with respect to the Purchased Assets, the Optioned Assets or the Businesses;

          (g) will not settle any lawsuit or claim that will impose any non-monetary obligation or restriction on the Purchased Assets, the Optioned Assets or the Businesses; or

          (h) will maintain its inventory of formaldehyde finished goods located in its formaldehyde plant included in the Purchased Assets at levels consistent with past practice; and

          (i) will not agree or offer, whether in writing or otherwise, to take any of the actions specified in clauses (a) through (g).

         Except as required by agreements and arrangements in effect on the date hereof, or otherwise in the ordinary course of business, and except for "stay" bonuses, if any, that may be offered to Methanol Employees, as mutually agreed by Purchaser and Seller (the cost of which shall be allocated in accordance with Section 7.8(h)), neither BCPM nor Seller will increase the compensation or benefits of any employee of the Businesses during the period from the date of this Agreement through the date each such employee becomes a Transferred Employee (as defined below), other than Employees Purchaser has notified Seller it does not wish to employ following the Closing Date (or, with respect to Methanol Employees, following the Second Closing Date or, if Purchaser elects to have Seller operate the Optioned Assets, the end of the Extended Period).

         6.4  Access.  Upon reasonable prior notice and during normal business
              ------
hours, Seller will permit Purchaser, its agents, employees and designees to have full and complete access to the books and records and personnel of Seller related to the Purchased Assets and the Optioned Assets. All information received, reviewed or made available to Purchaser shall be subject to the terms of the Confidentiality Agreement.

         6.5  Notice of Developments.  Each party will give prompt written
              ----------------------
notice to the other of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.

                                    4.14-20

          6.6  Employment Matters.
               ------------------

         (a) Upon prior written or oral request of Purchaser, Seller or BCPM will provide Purchaser, to the extent permitted by Law, with reasonable access to the Employees and, if the Option is exercised, the Methanol Employees, and to their employment and personnel files, so that Purchaser may assess such employees and enter into discussions with and advise any of such employees concerning the terms of any future employment of such individuals by Purchaser. Neither Seller nor BCPM will discourage any Employee or Methanol Employee from accepting any offer of employment made by Purchaser to such employee.

         (b) Pursuant to the Transition Services Agreement, for a period of time following the Closing, Seller shall provide to Purchaser certain services essential to the operation of the Formaldehyde Business, the barge dock and the tank farm. So long as Seller is providing any of such services, the Employees performing such services will remain employees of Seller or BCPM, as the case may be. Purchaser may, from time to time by providing written notice to Seller pursuant to the terms of the Transition Services Agreement, assume responsibility for any of the services provided by Seller under the Transition Services Agreement. Each time Purchaser elects to assume responsibility for any of such services that are being performed by persons who are Employees (as defined in this Agreement), Purchaser shall, in its sole discretion, select those Employees who are performing such services to whom it intends to offer employment and, together with the notice required to be given under the Transition Services Agreement, Purchaser shall provide Seller with a list of all such Employees to whom Purchaser intends to offer employment.

         (c) At least 10 business days prior to the Second Closing Date, Purchaser shall, in its sole discretion, select those Methanol Employees necessary to operate the Methanol Business; and, at least five (5) business days prior to the Second Closing Date, Purchaser shall provide Seller with a list of all Methanol Employees to whom Purchaser intends to offer employment; provided, however, that if Purchaser requests Seller operate the Optioned Assets during the Extended Period (as defined in Section 7.3(d)), Purchaser shall provide Seller with the list of Methanol Employees to whom Purchaser intends to offer employment at least five (5) business days prior to the date the Extended Period is terminated as provided in
     Section 7.3(e).

         (d) Each Employee and Methanol Employee who accepts Purchaser's offer of employment shall be deemed to be a "Transferred Employee" and any of the foregoing employees who are not offered employment or who do not accept Purchaser's offer of employment shall be deemed to be "Non-Transferred Employees." Each of the Employees who accepts Purchaser's offer of employment shall be deemed to be a "Transferred Employee" as of the date Purchaser assumes responsibility, in accordance with the Transition Services Agreement, for the services performed by such Employee. Each of the Methanol Employees who accept Purchaser's offer of employment shall be deemed to be a "Transferred Employee" as of the Second Closing Date or, if Purchaser

                                    4.14-21
     elects to have Seller operate the Optioned Assets during the Extended Period, as of the day following the last day of the Extended Period.

         6.7  Non-Solicitation; Break-Up Fee.  From the date of this Agreement
              ------------------------------
until the Closing Date, Seller agrees, and will use its best efforts to cause its officers, directors, employees, and agents, not to solicit or encourage, directly or indirectly, in any manner any discussion with, or furnish or cause to be furnished any information to, any person other than Purchaser in connection with, or negotiate for or otherwise pursue a disposition of all or any portion of the Purchased Assets or the Optioned Assets, or any business combination involving the Purchased Assets or the Optioned Assets. Seller will promptly inform Purchaser of any inquiry or proposal with respect to the foregoing. Notwithstanding the foregoing, in the event that Seller determines that its directors are required by their fiduciary duties to consider a proposal from another party, Seller may terminate this Agreement by written notice to Purchaser. In the event that Seller terminates this Agreement to consider another proposal, Purchaser shall be entitled to receive from Seller reimbursement for all out-of-pocket expenses (including, but not limited to, reasonable attorneys' fees and expenses relating to the transaction contemplated by this Agreement) which Purchaser has incurred, and if the consideration of another proposal results in a transaction with a party other than Purchaser, Purchaser shall be entitled to a break-up fee of two million five hundred thousand dollars ($2,500,000), with credit given to Seller for any fees or expenses already reimbursed by Seller.

         6.8  Title Binder and Survey.
              -----------------------

          (a) Title Binder.  Seller shall deliver or cause to be delivered to
              ------------
     Purchaser, within 15 days after the date of this Agreement, a Commitment for Title Insurance (the "Title Binder") issued by First American Title Insurance Company (the "Title Company"), showing good and marketable title to the Real Property in Seller, and committing to issue an owner's title insurance policy (current ALTA Form) to Purchaser subject only to (a) matters which do not materially affect the use or diminish the value of the Real Property or (b) the standard printed exceptions on such policy.

          (b) Survey.  Seller shall obtain a current survey (the "Survey") of
              ------
     the Real Property made and certified by a licensed surveyor acceptable to the Title Company and upon which the Title Company may rely in amending or eliminating the survey exceptions in its title insurance policy.

          (c) Examination.  In the event that (i) any exceptions appear in the
              -----------
     Title Binder (other than matters which do not materially affect the use or diminish the value of the Real Property or the standard printed exceptions) or (ii) the Survey reveals any state of facts constituting exceptions to or deficiencies in title or that improvements built on the Real Property encroach, in any material way, upon any easements, rights of way or utility lines located on such Real Property, and in the further event that any such exceptions, deficiencies or matters render title to the Real Property unmarketable, Purchaser shall, within ten (10) days after the receipt of the Title Binder and Survey, notify Seller in writing of its objection to any such exception, deficiency or matter and Seller shall have until the earlier of twenty (20) days after the receipt of written notice from Purchaser or

                                    4.14-22
     the Closing Date within which Seller may, at its sole election: (y) remedy or remove such exception, deficiency or matter and obtain for Purchaser a Title Binder and/or survey without such exception, or (z) decline to take any such action, in which event either party may terminate this Agreement without further liability or obligation; provided further, however, that Seller may not terminate this Agreement if Purchaser waives all of said exceptions, deficiencies and matters not remedied or removed by Seller and elects to purchase the Real Property subject to the same. Any exception, deficiency or matter appearing in the Title Binder (other than matters in the standard printed exceptions) or revealed in the Survey that are not objected to by Purchaser in writing as provided above, or that are waived by Purchaser as provided above, shall be considered "Permitted Exceptions." In the event the Title Binder reveals any unsatisfied mechanics', materialmen's or similar liens on the Real Property, such liens shall constitute "Excluded Liabilities," and Seller shall bear the full cost of discharging such liens and shall indemnify and hold harmless Purchaser from any loss on account of such liens to the full extent provided in Section 9 hereof.

         6.9  Condemnation.  Seller shall notify Purchaser within 15 days if
              ------------
the Real Property, or any portion thereof, shall be taken or threatened to be taken through the exercise of the power of eminent domain. Upon receiving such notice, Purchaser shall have the right to terminate this Agreement and all liability hereunder. If Purchaser should elect to terminate this Agreement as set forth above, all of the proceeds of the taking shall become the property of Seller. If Purchaser, after receipt of such notice, nevertheless agrees to consummate the purchase and sale contemplated hereunder, the proceeds of such taking shall belong to Purchaser.

         6.10 Inspection and Environmental Matters.
              ------------------------------------

         (a) Inspection.  Purchaser, at its own expense shall have the right
             ----------
    prior to the Closing to enter upon the Real Property for the purpose of inspecting the same and conducting surveys, studies and tests including environmental testing or assessments. If Purchaser has objections with regard to the inspection, surveys, studies, or tests only (excluding any environmental testing or assessments which shall be controlled by Section 6.10(b) below), it shall specify the items to which it objects no later than 10 business days after the date of its receipt of any reports which identify an issue and within 10 business days after receiving written notice from Purchaser, Seller shall respond to Purchaser's objections and, either provide a proposed remedy and an estimated time frame for the completion of such remedy or give notice that it declines to correct any conditions objected to by Purchaser. Purchaser shall then have 10 business days after the receipt of Seller's response to review Seller's response and give its notice either: (i) approving such response and waiving all objections to the Real Property, or (ii) disapproving such response and terminating this Agreement. Failure to approve or disapprove shall constitute an approval by Purchaser of the Seller's response only and a waiver of any objections to same. Purchaser shall promptly repair or replace any damage or injury to the Real Property or the fixtures or improvements thereon, caused by such inspections, surveys, tests or studies, including environmental testing or assessments. Purchaser shall indemnify, defend and hold Seller and its agents, employees and Real Property free and harmless from any cost, expense (including reasonable attorneys fees), claim, cause of

                                    4.14-23
     action, liability or charge incurred, occasioned by or related, directly or indirectly, to the right of access herein granted or to the activities of Purchaser, its agents, contractors or employees while upon the Real Property and Purchaser agrees to do no act which could reasonably be expected to encumber title to the Real Property.

         (b) Environmental Assessment.  A copy of all reports, data and
             ------------------------
    conclusions generated as part of Purchaser's environmental assessment shall be shared with Seller. It shall be a condition of Closing that both parties be satisfied with the results of such assessment, but Seller and Purchaser agree, notwithstanding such results, to allocate responsibility and liability for any environmental matters associated with or connected with the Real Property as set forth in the Environmental Indemnity Agreement.

          6.11  Urea Purchase Agreement.
                ----------------------

          (a) Except as set forth in subparagraph (b) hereof, effective as of the date of this Agreement, (i) the Urea Purchase Agreement is hereby terminated, (ii) Seller hereby releases Purchaser from all liabilities, duties and obligations arising under or relating to the Urea Purchase Agreement and (iii) Purchaser hereby releases Seller from all liabilities, duties and obligations arising under or relating to the Urea Purchase Agreement, and except, in each case, for liabilities under sections 3, 10, 11 and 12 thereof.

          (b) The foregoing notwithstanding:

               (i) Purchaser shall purchase and receive, and Seller shall sell and deliver, all urea meeting the specifications set forth in the Urea Purchase Agreement that is remaining in Seller's inventory as of the date of this Agreement, which shall not be less than 10,000 tons nor greater than 14,000 tons, such purchases to be made on the terms and at the price set forth in the Urea Purchase Agreement; provided, however, that if there is no Major Customer (as defined in the Urea Purchase Agreement) the F.O.B. price will be based on the Green Markets Price Scan low granular price for New Orleans for the week in which the Urea is shipped; and

               (ii) Purchaser shall pay Seller, in accordance with the Urea Purchase Agreement, (A) any outstanding amounts due to Seller as of the date of this Agreement under the Urea Purchase Agreement, and (B) any amounts becoming due after the date hereof under clause (i) hereof.

          6.12  Methanol Sales.  Seller agrees that it will supply to Purchaser
                --------------
not less than 20 million gallons of methanol (inclusive of methanol supplied to the Formaldehyde Business) during July, 2000 on the terms set forth in the Methanol Purchase Agreement.

                                    4.14-24

          Section 7.  Post-Closing Covenants.  The parties agree as follows
          ---------   ----------------------
with respect to the period following the Closing Date:

          7.1  Further Assurances.
               ------------------

          (a) In case at any time after either the Closing Date or the Second Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents of sale, transfer, conveyance, assignment and delivery, deeds and instruments) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 9 below) in order more effectively to vest in Purchaser ownership of the Purchased Assets to be conveyed and assigned hereunder or intended so to be and to put Purchaser in actual possession and operating control of such Purchased Assets.

          (b) After the Closing and the Second Closing Date, if any, Purchaser shall provide Seller access, during normal business hours for any reasonable business purpose, to the financial records and other business records included in (i) the Purchased Assets and (ii) if the Option is exercised, the Optioned Assets.

          (c) After the Closing and the Second Closing Date, if any, Seller shall provide Purchaser access, during normal business hours for any reasonable business purpose, to those financial records and other business records, operating procedures and engineering and operating catalogs, if any, retained by Seller that relate to (i) the Purchased Assets and the Formaldehyde Business and (ii) if the Option is exercised, the Optioned Assets and the Methanol Business.

          7.2  Agreements Regarding Tax Matters.  Seller and Purchaser will
               --------------------------------
each provide the other party with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes with respect to the Purchased Assets or the Optioned Assets, will each retain and provide to the other party all records and other information that may be relevant to any such Tax Return, audit or examination, proceeding or determination and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period. Without limiting the generality of the foregoing, each of Purchaser and Seller will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof) copies of all Tax Returns, supporting work schedules and other records relating to Tax periods or portions thereof ending on or prior to the Closing Date, which related to the Purchased Assets, and the Second Closing Date, which related to the Optional Assets.

                                    4.14-25

          7.3  Interim Period and Extended Period Operations.
               ---------------------------------------------

          (a) From the Closing Date until December 31, 2000, the date on which the Methanol Purchase Agreement shall terminate pursuant to the Mutual Release and Termination Agreement (the "Interim Period"), Seller will continue to own the Optioned Assets and will continue to operate them in the ordinary course consistent with past practice. During the Interim Period, Seller shall continue to produce and supply to Purchaser, and Purchaser shall continue to purchase, methanol in accordance with the terms of the Methanol Purchase Agreement; provided however, that (i) notwithstanding Section 2 of the Methanol Purchase Agreement, the maximum amount of methanol that Seller shall be obligated to supply to Purchaser pursuant to such section shall be 20 million gallons (inclusive of methanol supplied to the Formaldehyde Business prior to the Closing Date) during July, 2000 and 110 million gallons in the aggregate from July 1, 2000, to the end of the Interim Period, and (ii) notwithstanding Section 6 of the Methanol Purchase Agreement, if Seller permits the Major Customer (as defined in the Methanol Purchase Agreement) to terminate or amend in a manner adversely affecting Purchaser the contract on which Purchaser's pricing is based as of the date of this Agreement under the Methanol Purchase Agreement, then the price charged Purchaser by Seller under the Methanol Purchase Agreement during the remainder of the Interim Period shall continue to be based upon the pricing formula in such Major Customer contract without regard to such termination or amendment.

          (b) Notwithstanding any provisions hereof or any other agreement between Seller and Purchaser, Purchaser shall be free to hold discussions with prospective methanol suppliers and to provide such information regarding Purchaser and its methanol requirements to such suppliers as Purchaser deems necessary or advisable in order to secure such alternative arrangements, and, subject to paragraph (d) below, Seller shall have no obligation to assist Purchaser in procuring methanol for any period after December 31, 2000.

          (c) If Purchaser does not exercise the Option, Seller will retain all ownership interest in the Optioned Assets and may, at its option:

               (i) continue to operate the Optioned Assets after the end of the Interim Period or any Extended Period (as defined below), subject to the Ground Lease, with continuing rights of access to tankage and terminalling for so long as it elects to operate such assets on the terms set forth in the Utilities and Services Agreement (except for the volume limitation on methanol storage set forth in Section 6 thereof which may, at Seller's option, be increased from 5 million to 7 million gallons) and the Barge Dock Agreement;

               (ii) sell the Optioned Assets and, to the extent permitted under the Ancillary Agreements, assign any portion of its rights under the Ancillary Agreements relating to the operation of the Optioned Assets (except for the volume limitation on the storage of methanol set forth in Section 6 of the Utilities and Services Agreement which may, at Seller's option, be increased from 5 to 7

                                    4.14-26
          million gallons); or

               (iii) shut down permanently the Optioned Assets, in which case it would have all salvage rights in the Optioned Assets, including all necessary access to such assets for the purposes of salvage.

          (d) Notwithstanding paragraph (c) above, Seller will, if requested by Purchaser in writing not later than November 1, 2000, operate the Optioned Assets after December 31, 2000, for a continuous and uninterrupted period of six months (the "Extended Period"). If requested by Purchaser to continue to operate the Optioned Assets during the Extended Period, then during the Extended Period, Purchaser shall purchase, and Seller shall produce and deliver methanol (i) in the quantities specified by Purchaser (subject to the next paragraph), up to a maximum of 185 gallons per year on an annualized basis, and at the price set forth in Section 7.4(d) hereof and (ii) on the terms set forth in Sections 3 through 5 and 8 through 17 and 19 of the Methanol Purchase Agreement, which Sections shall be deemed to be incorporated herein by reference. During the Interim Period and any Extended Period, Seller will use its reasonable best efforts to optimize raw material procurement and production efficiencies, including its determinations as to the relative proportions of natural gas and acetylene off gas to be used in production, in a manner designed to balance economically methanol yield and production costs to Purchaser. During the Interim Period and the Extended Period, Seller shall inform Purchaser of the monthly price of natural gas when it is finalized, provided, however, that, during any Extended Period, Purchaser may take over natural gas procurement for the Methanol Business and pay the cost thereof directly by giving Seller 30 days prior written notice of its intention to assume such responsibility, provided that such action does not conflict with natural gas purchase commitments previously entered into for such period, which commitments shall not be for periods in excess of 30 days without the prior written approval of Purchaser.

         During the Extended Period, Seller will provide to Purchaser, at least three weeks before the beginning of each calendar month, an estimate of anticipated methanol production for such month; and Purchaser will provide to Seller, at least two weeks, before the beginning of each calendar month, an estimate of its anticipated methanol requirements for such month. Seller will use its reasonable best efforts to meet Purchaser's estimated requirements but, if it performs in accordance with such standard, will not be liable to Purchaser for any failure to meet such estimate or any other losses of methanol production volume.

          (e) Purchaser may terminate the Extended Period by giving not less than 30 days advanced written notice, provided that such termination does not conflict with natural gas purchase commitments previously entered into for such period, which commitments shall not be for periods in excess of 30 days without the prior written approval of Purchaser. Upon expiration of the Extended Period or early termination at the request of Purchaser, Seller will have no further obligation to produce methanol for Purchaser.

                                    4.14-27

          (f) During the Interim Period, or any shorter period designated in writing by Seller, in its sole discretion, Purchaser will provide Seller access to and use of the ammonia tank and the lines associated with the tank, which are included in the Purchased Assets, at no cost to Seller; provided that Seller shall be responsible for all maintenance and repair costs associated with the use of the ammonia tank and associated lines during the Interim Period or any shorter period designated by it. Prior to the end of the Interim Period (or such shorter period specified by Seller in accordance with the first sentence of this paragraph). Seller shall remove all product from the ammonia tank and associated lines and shall vent the tank and lines to the Seller's flare header. Any further preparation of the facilities for use in any capacity shall be at the expense and under the direction of Purchaser.

         7.4  Allocation of Profits and Losses During the Interim Period and
              --------------------------------------------------------------
Extended Period                                                 .
---------------

          (a) On or before the 15th day after the end of each month of the Interim Period (except the final month), Seller shall prepare and submit to Purchaser an income statement of Seller's Methanol Business during that month. On or before January 15, 2001, Seller shall prepare and submit to Purchaser a final income statement of Seller's Methanol Business during the entire Interim Period. The income statements shall be in the form attached hereto as Exhibit K and shall be prepared in accordance with the
               ---------
     methodology described in Exhibit K.  If, based on the final income
                              ---------
     statement, the Methanol Business at the end of the Interim Period results in (i) a net profit of $2,500,000 or less, Seller shall retain the full net profit, (ii) a net loss of $2,500,000 or less, Seller shall bear the full net loss, (iii) a net profit in excess of $2,500,000, Seller shall retain the first $2,500,000 of net profit and shall distribute the excess net profit to Purchaser or (iv) a net loss in excess of $2,500,000, Seller shall bear the first $2,500,000 of net loss and the net loss in excess of $2,500,000 shall be allocated to Purchaser, and Purchaser shall promptly reimburse Seller for the amount of net loss allocated to Purchaser. By way of example and not limitation, the net profit and net loss allocations described above shall be made as follows:

--------------------------------------------------------------------------------
                Methanol Profit &      For Seller's    For Purchaser's
                      Loss               Account          Account
--------------------------------------------------------------------------------
Case 1                $4M                 $2.5M           $1.5M
--------------------------------------------------------------------------------
Case 2                 6                   2.5             3.5
--------------------------------------------------------------------------------
Case 3                 1                    1               0
--------------------------------------------------------------------------------
Case 4                 0                    0               0
--------------------------------------------------------------------------------
Case 5                (1)                  (1)              0
--------------------------------------------------------------------------------
Case 6                (4)                 (2.5)           (1.5)
--------------------------------------------------------------------------------
Case 7                (6)                 (2.5)           (3.5)
--------------------------------------------------------------------------------

          (b) For purposes of this subsection, and notwithstanding any actual costs incurred by Seller, the costs associated with the operation of the Methanol Business during the Interim Period shall be determined using the following formula on a per gallon

                                    4.14-28
     basis:

               (i) the weighted average cost of natural gas during the Interim Period stated in dollars per million Btu ($/MMBtu) multiplied by an energy factor of 0.12 MMBtu/gallon plus

               (ii) the price of electricity charged by Entergy during the Interim Period stated in dollars per kilowatt-hour ($/kwH) multiplied by an electricity usage factor of 0.46 kwH/gallon plus

               (iii) a fixed constant of $0.079/gallon to cover all non-fuel variable costs and fixed costs related to the operation of the methanol plant.

          (c) Purchaser and Seller each have the option to reduce the methanol production to a "one loop" basis, where the production rate would be in the range of 150-185 million gallons per year, by giving 35 days prior written notice to the other party, which notice may be given any time on or after September 1, 2000. In case Purchaser exercises the option, Purchaser will be entitled only to methanol physically produced by the Methanol Business in excess of Seller's requirements to supply third parties at that time.
     In case Seller exercises the option, Seller will be entitled only to methanol physically produced by the Methanol Business in excess of Purchaser's requirements for methanol. In addition, at any time, Purchaser and Seller can mutually agree to reduce methanol production to a "one loop" basis and to allocate production.

         For purposes of this subsection, and notwithstanding any actual costs incurred by Seller, if the "one loop" option is exercised, the costs associated with the operation of the Methanol Business during the Interim Period shall be determined using the following formula on a per gallon basis:

               (i) the weighted average cost of natural gas during the Interim Period stated in dollars per million Btu ($/MMBtu) multiplied by an energy factor of 0.1160 MMBtu/gallon plus

               (ii) the price of electricity charged by Entergy during the Interim Period stated in dollars per kilowatt-hour ($/kwH) multiplied by an electricity usage factor of 0.356 kwH/gallon plus a fixed charge of $1,439,250 per month to cover plant fixed costs and overhead.

         (d) In payment of the price for methanol during the Extended Period, Purchaser will pay to Seller, for each month during the Extended Period, an amount equal to the sum of the following formula on a per gallon basis:

               (i) the weighted average cost of natural gas during the Extended Period stated in dollars per million Btu ($/MMBtu) multiplied by the natural gas usage factor plus

                                    4.14-29

               (ii) the price of electricity charged by Entergy during the Extended Period stated in dollars per kilowatt-hour ($/kwH) multiplied by the electricity usage factor plus plus a fixed charge of $1,439,250 per month to cover costs other than natural gas and electricity.

          The above-mentioned factors are based on the annualized production rate of the methanol plant as listed below:


Production Rate            Natural Gas Usage      Electricity Usage
(Million gallons/yr.)      Factor                 Factor
gallons/yr.)               (MMBtu/gallon)         (kwH/gallon)
-----------------------------------------------------------------------
100-125                    0.1223                 0.257
-----------------------------------------------------------------------
125-150                    0.1195                 0.209
-----------------------------------------------------------------------
150-185                    0.1160                 0.356
-----------------------------------------------------------------------


          At the conclusion of the Extended Period, Seller shall, using production costs sheets in the form attached in Schedule 4.6 and a fixed
                                                     ------------
     overhead allocation charge of $1,439,250 per month, reconcile charges from the formulae set forth in this subsection (d) to those actually incurred. Should those actual charges be in excess of the total computed by the above formulae, then Purchaser shall pay Seller for the difference. Should those actual charges be less than the total computed by the above formulae, then Seller shall pay Purchaser for the difference.

          During the Extended Period, Seller shall send Purchaser an invoice for charges pertaining to the formula price on a monthly basis. The invoices shall be sent on the 15th of the month and shall be payable on receipt.

          (e) During the Extended Period, Seller shall operate the Methanol Business for Purchaser subject to the provisions governing standard of liability and indemnification set forth in Section 6 of the Transition Services Agreement.

          (f) Purchaser acknowledges that the operation of the Methanol Business on a single loop basis during the Extended Period involves running the reactor catalyst for six (6) months longer than normal replacement time; however, Seller represents that it has no knowledge of any methanol production equipment defect that would cause the Methanol Business to be incapable of operations on a single loop basis through the expiration of the Extended Period.

                                    4.14-30

          7.5  Title Insurance.  Promptly following the Closing, Seller shall
               ---------------
cause the Title Company to deliver to Purchaser an owner's title insurance policy (current ALTA Form) (each, a "Title Policy") issued by the Title Company in an amount equal to the portion of the Purchase Price allocated to the Real Property and insuring that Purchaser owns marketable fee simple title to the Real Property, subject to no exceptions other than the Permitted Exceptions (with extended coverage over the standard printed exceptions) and to matters which do not materially affect the use or diminish the value of the Real Property.

          7.6 Non-Competition; Non-Solicitation.
              ----------------------------------

          (a) Non-Competition; Non-Solicitation. For the period commencing on
              ---------------------------------
     the Closing Date and ending on the fifth anniversary of the Closing Date, no Seller Entity shall, without the prior written consent of Purchaser, engage in the production, sale or distribution of formaldehyde, directly or indirectly, as an owner, consultant, manager, partner, shareholder, agent or otherwise within the United States (the "Territory"), nor shall any officer or employee of Seller, for such period and in the Territory, solicit orders, directly or indirectly from any customer of Purchaser, for the sale of formaldehyde, as an owner, consultant, manager, partner, shareholder, agent or otherwise. This Section 7.6 shall not be construed :

               (i) to prohibit a Seller Entity from engaging in a transaction whereby, directly or indirectly, it acquires (whether by merger, stock purchase, asset purchase or otherwise), any person or business, or any interest in any person or business, engaged at the time of such acquisition in the manufacture or sale of formaldehyde; provided that,
                                                                  --------
          at the time of such acquisition or at any time thereafter while this
          Section 7.6 is in effect, (A) no more than 15% of the revenues of such person or business results from the manufacture or sale of formaldehyde in the United States and (B) and no manufacture or sale of formaldehyde shall be conducted at the Geismar site; or

               (ii) to prohibit a Seller Entity from engaging in a transaction whereby, directly or indirectly, it is acquired (whether by merger, stock purchase, asset purchase or otherwise) by any person or business that is engaged, at the time of such acquisition, in the manufacture or sale of formaldehyde, or to prevent the successor or surviving corporation in any such transaction from continuing to engage in the manufacture or sale of formaldehyde; provided that, while this Section
                                               --------
          7.6 is in effect, such successor or surviving corporation shall not engage in the manufacture or sale of formaldehyde at the Geismar site.

                                    4.14-31

         (b)  Acknowledgement.  Seller acknowledges that the restrictions
              ---------------
    contained in this Section 7.6 are reasonable and necessary to protect the legitimate interests of Purchaser, do not cause Seller any undue hardship, and that any violations of any provision of this Section 7.6 will result in irreparable injury to Purchaser and that, therefore, Purchaser shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Purchaser may be entitled.

          7.7  Confidentiality.    (a) The Seller Entities shall not, and shall
               ---------------
cause their respective directors, employees, agents and representatives not to, disclose any proprietary or confidential information about the Businesses, except as required by law, in which case the Seller Entity shall promptly inform Purchaser so that a protective order may be obtained, and (b) Seller shall, at Purchaser's request and expense, enforce or cause to be enforced any confidentiality agreements covering proprietary information relating to the Purchased Assets, the Optioned Assets or the Businesses; provided that this
                                                         --------
provision shall not be applicable to the Optioned Assets or the Methanol Business after December 31, 2000, if the Option is not exercised.

          7.8  Employees.
               ---------

          (a) Transition of Employees.  Unless otherwise specified, (i) Seller
              ------------------------
     shall be responsible for all liabilities and obligations with respect to any Employee or Methanol Employee accrued on or prior to the date (each, an "Effective Date of Transfer") any such Employee or Methanol Employee becomes a Transferred Employee under Section 6.6 and (ii) Seller shall be responsible for all liabilities and obligations accrued prior to, on or after the Closing Date with respect to any Non-Transferred Employee. For at least one year from and after each Transferred Employee's Effective Date of Transfer, Purchaser shall provide such Transferred Employee with compensation (including wages and annual incentive compensation) and employee benefits that are substantially equivalent to the compensation and employee benefits that were provided to such Transferred Employee immediately prior to his or her Effective Date of Transfer. Seller shall be responsible for the payment of all severance benefits and other costs related to any termination of Non-Transferred Employees. Notwithstanding the foregoing, any amounts earned under any nonqualified plan of deferred compensation by any Transferred Employee before his or her Effective Date of Transfer will be paid by, reported by and deductible by the Seller.

          (b) Employment Agreements.  Purchaser shall assume all liabilities and
              ---------------------
     obligations with respect to any employment agreements included in the Contracts or the Methanol Contracts and covering any Transferred Employee as of such Transferred Employee's Effective Date of Transfer.

          (c) Pre-Existing Conditions; Deductibles; Service Credit.  Solely with
              ----------------------------------------------------
     respect to the plan year(s) in which each Employee or Methanol Employee becomes a Transferred Employee, Purchaser shall, as to each such Transferred Employee, (i) waive

                                    4.14-32
     all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare plan in which such employees may be eligible to participate after becoming Transferred Employees, (ii) provide each such Transferred Employee with credit for any co-payments and deductibles paid prior to such Transferred Employee's Effective Date of Transfer in satisfying any applicable deductible or out-of-pocket requirements under any welfare plan that such Transferred Employee is eligible to participate in after such Transferred Employee's Effective Date of Transfer, (iii) provide each Transferred Employee with credit for all service (including for purposes of benefit accruals and benefit entitlements) with Seller and its Affiliates under each employee benefit plan, program, or arrangement of Purchaser or its Affiliates in which such Transferred Employees become eligible to participate; provided, however, that in no event shall the Transferred Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service, (iv) except as provided in the next subpart of this subsection, give effect to all elections each Transferred Employee made while employed by Seller and (v) as of the Effective Date of Transfer, allow each Transferred Employee an opportunity to modify his or her election made under any Code (S)125 plan (A) to reflect any change in the cost of medical or health plan coverage but (B) only to the extent permitted by Regulations issued by the Internal Revenue Service under Code
     (S)125.

          (d) Welfare Claims.  Seller shall retain responsibility for and
              --------------
     continue to pay all medical, life insurance, disability and other welfare Seller Plan expenses and benefits for each Transferred Employee with respect to claims incurred by such employees or their covered dependents on or prior to such Transferred Employee's Effective Date of Transfer. Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents after the Effective Date of Transfer shall be the responsibility of Purchaser. For purposes of this Section 7.8(d), a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs, in the case of long-term disability benefits, when the person first becomes eligible for long-term disability benefits and, in the case of a hospital stay, when the employee first enters the hospital.

          (e) Vacation.  Each Employee or Methanol Employee designated to become
              --------
     a Transferred Employee may elect either:

              (i) to be paid for any accrued but unused vacation time to which such Transferred Employee is entitled as of such Transferred Employee's Effective Date of Transfer pursuant to the vacation policy applicable to such Transferred Employee at that time (as described in Schedule
                                                                    --------
         4.13), in which event Seller will include payment in full for such
         ------
         accrued but unused vacation time in such Transferred Employee's final paycheck; or

              (ii) to have all such accrued but unused vacation time to which such Transferred Employee is entitled as of such Transferred Employee's Effective Date of Transfer transferred to Purchaser, in which event (A) Seller will, as soon

                                    4.14-33
         as practicable after each such Transferred Employee's Effective Date of Transfer, pay to Purchaser the value of such accrued but unused vacation time and (B) Purchaser will provide each such Transferred Employee with full credit for such accrued but unused vacation time.

          (f) Pension Benefit Plans.  Purchaser and its Affiliates will credit
              ---------------------
     under all "employee pension benefit plans" (as defined in Section 3(2) of ERISA), programs or arrangements of any of them in which such Transferred Employees are or become eligible to participate on or after the Effective Date of Transfer all service (for all purposes including the accrual of benefits, the calculation of breaks in service, eligibility for benefits and any other plan purpose) performed by each Transferred Employee before the Effective Date of Transfer as if that service had been performed while employed by Purchaser or an Affiliate, and all compensation (for all purposes, including the accrual of benefits and any other plan purpose) earned by each Transferred Employee before the Effective Date of Transfer as if that compensation had been earned while employed for Purchaser or an Affiliate. Purchaser and its Affiliates will give effect to all plan elections each Transferred Employee made while employed by Seller and in effect on the Effective Date of Transfer and will assume responsibility for administration of any loans taken by any Transferred Employee before the Effective Date of Transfer. Purchaser will be responsible for restoring any benefits conditionally forfeited by any of Seller's employees who terminated employment with the Seller before the Effective Date of Transfer but who are employed by Purchaser or an Affiliate after the Effective Date of Transfer, but only to the extent that those conditionally forfeited benefits are required to be restored under the terms of any employee pension benefit plan, program or arrangement maintained by Purchaser or any Affiliate. Purchaser will be responsible for all benefits accrued by Transferred Employees after the Effective Date of Transfer, provided in no event shall the Transferred Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

          (g) WARN Notices.  Seller agrees to provide any required notices under
              ------------
     the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN") and any other applicable law and to otherwise comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in WARN) or similar event affecting any Non-Transferred Employee and occurring on or prior to such Transferred Employee's Effective Date of Transfer or arising as a result of the transactions contemplated hereby. Seller shall indemnify and hold harmless Purchaser with respect to any liability under WARN or other applicable law arising from the actions (or inaction) of Seller with respect to the Non-Transferred Employees on or prior to their Effective Dates of Transfer or arising as a result of the transaction contemplated hereby. Purchaser agrees to provide any required notices under WARN and any other applicable law and to otherwise comply with any such statute with respect to any plant closing, mass layoff or similar event affecting any Transferred Employee and occurring within 90 days of such Transferred Employee's Effective Date of Transfer. Purchaser shall indemnify and hold harmless Seller with respect to any liability under WARN or other applicable law arising from the actions (or inaction) of Purchaser with respect to the Transferred Employees after their Effective Dates of Transfer.

                                    4.14-34

          (h) Following the date of this Agreement, Seller and Purchaser shall reasonably agree on the amount of any stay bonuses to be awarded to the Methanol Employees. The cost of such stay bonuses shall be borne by Seller; provided, however, that if Purchaser elects to have Seller operate the Methanol Business during the Extended Period, Purchaser shall reimburse Seller for a portion of such stay bonuses equal to (i) 50% of the total amount of all stay bonuses payable to employees and awarded during the period following the date hereof and prior to the end of the Extended Period, multiplied by (ii) the number of days of operations during the Extended Period divided by 180.

          7.9  Common Site Standards.  In order to ensure safe operation on the
               ---------------------
Geismar site with its common utilities and infrastructure systems, during the term of the Transition Services Agreement, appropriate representatives of Seller and Purchaser shall meet and:

              (a) identify areas of operations in which consistent safety and engineering procedures are advisable, which areas would include, without limitation, materials standards, electrical standards, hot work permitting, safety valve maintenance, lock-out and tag-out procedures, vessel entry procedures and procedures for maintaining pipelines on shared pipe-racks;

              (b) develop and document safety and engineering procedures to be used by Purchaser, Seller and their respective contractors in connection with such identified areas of operations at the Geismar site; and

              (c) establish processes for monitoring compliance with such procedures and for reviewing and updating such procedures.

         Purchaser and Seller agree that, in the event either of them sells assets to any person who will continue to operate such assets at the Geismar site, the selling party shall use reasonable efforts to cause the transferee to participate in the process developed in accordance with this Section 7.9.

          Section 8.  Closing Conditions.
          ---------   ------------------

          8.1  Conditions to Obligation of Purchaser.  The obligation of
               -------------------------------------
Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (a) the representations and warranties of Seller set forth in Section 4 will be true and correct in all material respects on and as of the Closing Date;

         (b) Seller will have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

         (c) Purchaser shall have received such closing certificates of Seller as are customary for this type of transaction and are satisfactory to its counsel;


                                    4.14-35

         (d) the parties shall have received (i) all required approvals and consents including all approvals under the HSR Act, and (ii) all of the third party consents listed on Schedule 4.2(b), including the BASF Consent; there shall not be any statute, law, rule or regulation which makes it unlawful to consummate the transactions contemplated hereby and in the Ancillary Agreements; and there shall not be any action, suit or proceeding pending which challenges the consummation of the transactions contemplated hereby or thereby;

         (e) Seller will have delivered to Purchaser the documents listed in subparagraphs (b) and (c) of Section 3.3 to be delivered by it;

         (f) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby, all certificates, instruments and other documents required to effect the transactions contemplated hereby, and the results of Purchaser's environmental assessment will be reasonably satisfactory in form and substance to Purchaser;

         (g) The parties thereto shall have executed and delivered the amendment to the Intercompany Agreement; and

         (h) The Liens of Fleet Bank referred to in the Schedules to this Agreement shall have been released pursuant to a release in form and substance satisfactory to Purchaser.

Purchaser may waive any condition specified in this Section 8.1, other than the requirement of Section 8.1(d)(i) that the parties shall have received all required approvals and consents from governmental authorities and agencies, if it executes a writing so stating at or prior to the Closing.

         8.2  Conditions to Obligation of Seller.  The obligation of Seller to
              ----------------------------------
consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (a) the representations and warranties of Purchaser set forth in
    Section 5 will be true and correct in all material respects on and as of the Closing Date;

         (b) Purchaser will have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

         (c) Seller shall have received such closing certificates of Purchaser as are customary for this type of transaction and are satisfactory to its counsel;

         (d) the parties shall have received all required approvals and consents from governmental authorities and agencies and third parties, including all approvals under the HSR Act; there shall not be any statute, law, rule or regulation which makes it unlawful

                                    4.14-36
     to consummate the transactions contemplated hereby and in the Ancillary Agreements; and there shall not be any action, suit or proceeding pending which challenges the consummation of the transactions contemplated hereby or thereby;

         (e) Purchaser will have delivered to Seller:

              (i) the documents listed in subparagraphs (a) and (c) of Section
         3.3 to be delivered by it; and

              (ii) the Purchase Price as specified in Section 2.2; and

         (f) all actions to be taken by Purchaser in connection with consummation of the transactions contemplated hereby, all certificates, instruments and other documents required to effect the transactions contemplated hereby, and the results of Purchaser's environmental assessment will be reasonably satisfactory in form and substance to Seller; and

         (g) Borden shall have executed and delivered the Amendment to the Intercompany Agreement.

Seller may waive any condition specified in this Section 8.2, other than the requirement of Section 8.2(d) that the parties shall have received all required approvals and consents from governmental authorities and agencies, if it executes a writing so stating at or prior to the Closing.

         8.3  Conditions to Obligation of Purchaser - Second Closing.  The
              ------------------------------------------------------
obligation of Purchaser to consummate the transactions to be performed by it in connection with the Second Closing is subject to satisfaction of the following conditions:

         (a) the representations and warranties of Seller set forth in Section 4 that are applicable to the Methanol Business and the Optioned Assets will be true and correct in all material respects on and as of the Second Closing Date;

         (b) Seller will have performed and complied with all of its covenants hereunder in all material respects through the Second Closing Date;

         (c) Purchaser shall have received such closing certificates of Seller as are customary for this type of transaction and are satisfactory to its counsel;

         (d) the parties shall have received all required approvals and consents from governmental authorities and agencies and third parties; there shall not be any statute, law, rule or regulation which makes it unlawful to consummate the purchase of the Optioned Assets; and there shall not be any action, suit or proceeding pending which challenges the consummation of the purchase of the Optioned Assets;

                                    4.14-37

         (e) Seller will have delivered to Purchaser the documents listed in subparagraphs (a) and (b) of Section 3.4 to be delivered by it; and

         (f) all actions to be taken by Seller in connection with consummation of the sale of the Optioned Assets and all certificates, instruments and other documents required to effect the sale of the Optioned Assets will be reasonably satisfactory in form and substance to Purchaser.

Purchaser may waive any condition specified in this Section 8.3, other than the requirement of Section 8.3(d) that the parties shall have received all required approvals and consents from governmental authorities and agencies, if it executes a writing so stating at or prior to the Second Closing.

         8.4  Conditions to Obligation of Seller - Second Closing.  The
              ---------------------------------------------------
obligation of Seller to consummate the transactions to be performed by it in connection with the Second Closing is subject to satisfaction of the following conditions:

         (a) the representations and warranties of Purchaser set forth in
    Section 5 will be true and correct in all material respects on and as of the Second Closing Date;

         (b) Purchaser will have performed and complied with all of its covenants hereunder in all material respects through the Second Closing Date;

         (c) Seller shall have received such closing certificates of Purchaser as are customary for this type of transaction and are satisfactory to its counsel;

         (d) the parties shall have received all required approvals and consents from governmental authorities and agencies and third parties; there shall not be any statute, law, rule or regulation which makes it unlawful to consummate the sale of the Optioned Assets; and there shall not be any action, suit or proceeding pending which challenges the consummation of the sale of the Optioned Assets;

         (e) Purchaser will have delivered to Seller:

              (i) the documents listed in subparagraph (b) of Section 3.3 to be delivered by it; and

              (ii) three million dollars ($3,000,000) as specified in subparagraph (b) of Section 3.3.

         (f) all actions to be taken by Purchaser in connection with consummation of the purchase of the Optioned Assets and all certificates, instruments and other documents required to effect the purchase of the Optioned Assets will be reasonably satisfactory in form and substance to Seller.

                                    4.14-38

Seller may waive any condition specified in this Section 8.4, other than the requirement of Section 8.4(d) that the parties shall have received all required approvals and consents from governmental authorities and agencies, if it executes a writing so stating at or prior to the Closing.

         Section 9.  Remedies for Breaches of this Agreement.
         ---------   ---------------------------------------

         9.1  Assumed Liabilities; Excluded Liabilities.
              -----------------------------------------

         (a) Purchaser does hereby agree to indemnify, defend and hold harmless Seller and its successors and assigns, and their respective partners, stockholders, directors, officers, employees and agents ("Seller Indemnified Parties"), from and against any and all costs, damages, losses, claims, liabilities and expenses, including court costs and attorneys fees, arising from or connected with:

              (i)   the Assumed Liabilities,

              (ii) Purchaser's failure to perform or discharge any of the Assumed Liabilities,

              (iii) the operation of the Formaldehyde Business or the ownership or use of the Purchased Assets following the Closing Date and

              (iv) the operation of the Methanol Business or the ownership or use of the Optioned Assets following the Second Closing Date.

         (b) Seller does hereby agree to indemnify, defend and hold harmless Purchaser, and its successors and assigns, and their respective stockholders, directors, officers, employees and agents ("Purchaser Indemnified Parties"), from and against any and all costs, liabilities and expenses, including court costs and attorneys fees, arising from or connected with:

              (i)  the Excluded Liabilities,

              (ii)  any failure to perform the Excluded Liabilities,

              (iii) the operation of the Formaldehyde Business or the ownership or use of the Purchased Assets on or prior to the Closing Date,

              (iv) the operation of the Methanol Business or the ownership or use of the Optioned Assets on or prior to the Second Closing Date,

              (v) except as otherwise provided in the Ancillary Agreements, Seller's access and use of the Purchased Assets and Optioned Assets pursuant to the Ancillary Agreements;

                                    4.14-39
provided, however, that the foregoing indemnification shall not apply to the extent any matter is subject to indemnification pursuant to the terms of Section 1 or Section 2 of the Environmental Indemnity Agreement between Seller and Purchaser or any other agreement pursuant to which Seller, Purchaser or any of their Affiliates agrees to indemnify the other party.

         9.2  Representations, Warranties and Covenants.
              ------------------------------------------

         (a) Survival  The representations, warranties and covenants in this
             --------
     Agreement shall survive the Closing and shall not be limited in duration or scope except as herein provided.

         (b) Indemnification Provisions for Benefit of Purchaser.  In the event
             ---------------------------------------------------
    Seller breaches any of its representations, warranties or covenants contained in this Agreement, then Seller will indemnify Purchaser from and against any the entirety of any and all costs, damages, losses, claims, liabilities and expenses, including reasonable court costs and attorney's fees and expenses (collectively, "Losses") suffered or incurred by any Purchaser Indemnified Party, resulting from, arising out of, relating to, in the nature of or caused by such breach. Notwithstanding the foregoing, in the case of any breach of any representation or warranty, Seller shall not be liable pursuant to this Section 9.2 unless a Purchaser Indemnified Party has made a written claim for indemnification within two (2) years following the Closing Date.

         (c) Indemnification Provisions for Benefit of Seller.  Without limiting
             ------------------------------------------------
    Section 9.1, in the event Purchaser breaches any of its representations, warranties or covenants contained in this Agreement, then Purchaser will indemnify Seller from and against the entirety of any Losses suffered or incurred by any Seller Indemnified Party, resulting from, arising out of, relating to, in the nature of or caused by such breach. Notwithstanding the foregoing, in the case of any breach of any representation or warranty, Purchaser shall not be liable pursuant to this Section 9.2 unless a Seller Indemnified Party has made a written claim for indemnification within two
    (2) years following the Closing Date.

         9.3  Matters Involving Third Parties.  If any third party notifies
              -------------------------------
any Purchaser Indemnified Party or Seller Indemnified Party (the "Indemnified Party") with respect to any matter that may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Section 9, then the Indemnified Party will notify the Indemnifying Party thereof promptly and in any event within 30 days after receiving any written notice from a third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate. In the event the Indemnifying Party notifies the Indemnified Party within 30 days after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (b) the

                                    4.14-40

Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of such separate co-counsel to the extent the Indemnified Party concludes in good faith that the counsel the Indemnifying Party has selected has a conflict of interest or, in the event the Indemnified Party and the Indemnifying Party are named parties in such matter, that joint representation is inappropriate or inadvisable due to actual or potential differing interests),
(c) the Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably) and (d) the Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably). Wherever possible, any information to be filed with any governmental entity in connection with any indemnification hereunder shall be placed under confidential seal before it is placed in public records.

         9.4  Indemnification Limitations.  Neither Seller nor Purchaser nor
              ---------------------------
their respective Affiliates will be liable hereunder for any punitive damages relating to any claim for which any such party may be required to provide indemnification under this Agreement (other than indemnification of such damages paid or payable by any Indemnified Party to a third party in respect of any claim for which indemnification hereunder is required).

         9.5  EXCLUSIVE REMEDY.  IN THE ABSENCE OF FRAUD OR THE INTENTIONAL
              ----------------
BREACH OF THIS AGREEMENT, FOLLOWING THE CLOSING DATE THE INDEMNIFICATION PROVISIONS CONTAINED IN THIS SECTION 9 (AND THE OTHER AGREEMENTS REFERRED TO IN THE PROVISO AT THE END OF SECTION 9.1) WILL CONSTITUTE THE SOLE AND EXCLUSIVE RECOURSE AND REMEDY OF THE PARTIES FOR MONETARY DAMAGES WITH RESPECT TO ANY BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES OR COVENANTS CONTAINED IN THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 9.5 WILL NOT RESTRICT THE RIGHT OF ANY PARTY TO SEEK SPECIFIC PERFORMANCE OR OTHER EQUITABLE REMEDIES IN CONNECTION WITH ANY BREACH OF ANY OF THE COVENANTS CONTAINED IN THIS AGREEMENT. NO PARTY WILL BE REQUIRED TO POST ANY BOND OR OTHER INDEMNITY AS A CONDITION TO EXERCISING ITS RIGHT TO SEEK SPECIFIC PERFORMANCE OR OTHER EQUITABLE REMEDIES HEREUNDER.

         Section 10.  Termination.
         ----------   -----------

         10.1  Termination of Agreement. Purchaser and Seller may terminate
               ------------------------
this Agreement (a) by mutual written consent at any time prior to the Closing, or (b) if the Closing Date shall not have occurred within 45 days of the date hereof; provided that if Closing Date shall not have occurred as a result of the
        --------
willful act or omission of one of the parties, such party may not terminate this Agreement pursuant to this clause (b). No party shall be deemed to have willfully acted or omitted to act by reason of such party's refusal to enter into litigation or assume any liability not expressly required to be assumed pursuant hereto. No party shall be

                                    4.14-41
deemed to have willfully acted or omitted to act by reason of such party's taking any action permitted by this Agreement.

         10.2  Effect of Termination.  Except as limited by Section 6.7 above,
               ---------------------
if any party terminates this Agreement pursuant to Section 10.1, all obligations of the parties hereunder will terminate without liability of any party to the other party (except for any liability of any party then in breach); provided that the termination of the Urea Purchase Agreement pursuant to Section 6.11 and the expense allocation provisions contained in Section 11.2 of this Agreement will survive termination and remain in full force and effect thereafter.

         Section 11.  Miscellaneous.
         ----------   -------------

         11.1  Press Releases and Announcements.  No party will issue any
               --------------------------------
press release or announcement relating to the subject matter of this Agreement prior to the Closing Date without the prior approval of the other party; provided that any party may make any public disclosure it believes in good faith is required by Law or by the rules and regulations of any stock exchange on which the securities of such party or its Affiliates are listed (in which case the disclosing party will advise the other party prior to making such disclosure and shall make every reasonable effort to consult with the other party as to the timing and content of any such announcement before such announcement is made).

         11.2 Expenses; Transfer Taxes.  Except as specifically set forth in
              ------------------------
this Agreement, each of the parties hereto will bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated; provided, however, that Seller and Purchaser shall agree to pay certain additional expenses of the transactions contemplated by this Agreement pursuant to the terms of a Closing Statement, which shall include, but not be limited to the following allocations: (a) Seller and Purchaser shall each pay half of (i) the expenses in connection with the preparation of the Title Policy and Title Binder, (ii) the premium for the Title Insurance coverage, (iii) escrow fees, if any, of the Title Company, (iv) the cost of the survey and (v) the amount of any documentary, stamp or transfer tax imposed upon this transaction and any sales or use taxes, or recording and filing fees applicable to the transfer of the Real Property and other Purchased Assets to Purchaser or to any other transaction contemplated by this Agreement and (b) real estate taxes shall be adjusted ratably as of the Closing Date (if the amount of the current real estate taxes is not then ascertainable, the adjustment thereof, except for that amount which may accrue by reason of new or additional improvements, recently voted millage or changes in valuation, shall be on the basis of the amount of the most recent ascertainable taxes), other than special assessments or installments of special assessments (if payable by the installment method) due on or prior to the Closing Date, which shall be paid by Seller.

         11.3  Remedies.  Except as otherwise limited by this Agreement, (a)
               --------
any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies that such party may have been granted at any time under any other agreement or contract and all of the rights that such party may have under any Law, and (b) any such party will be entitled to enforce such rights specifically, without

                                    4.14-42
posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

         11.4  Consent to Amendments.  The provisions of this Agreement may
               ---------------------
not be amended or waived other than by a written agreement executed and delivered by Seller and Purchaser. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of such parties.

         11.5  Successors and Assigns.  No party hereto may assign or delegate
               ----------------------
any of such party's rights or obligations under or in connection with this Agreement or any Ancillary Agreement without the written consent of the other party hereto. Except as otherwise expressly provided herein, all rights and obligations contained in this Agreement or in any Ancillary Agreement by or on behalf of any of the parties hereto or thereto will be binding upon and enforceable against the respective successors and permitted assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

         11.6  Severability.  Whenever possible, each provision of this
               ------------
Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement, or portion thereof, is held to be prohibited by or invalid under applicable Law, such provision or portion thereof will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or such provision.

         11.7  Counterparts.  This Agreement may be executed simultaneously in
               ------------
two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

         11.8  Descriptive Headings.  The descriptive headings of this
               --------------------
Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         11.9  Notices.  Any notice hereunder must be in writing and delivered
               -------
personally or by United States Mail, Registered or Certified, Return Receipt Requested; United States Express Mail; or Federal Express or equivalent courier service, and shall be effective only if and when received by the party to be notified. For purposes of notice, the addresses of the parties shall be as set forth below or as may be designated by notice to the other from time to time:

    If to Seller:       Borden Chemicals and Plastics
                         Operating Limited Partnership
                        Highways 73 and 30
                        Geismar, Louisiana  70734
                        Attention:  M. D. Owens, Vice President Manufacturing
                        Facsimile:  (225) 673-0672

    With a copies (which
    will not constitute
    notice) to:         Borden Chemicals and Plastics

                                    4.14-43

                          Operating Limited Partnership
                        Highways 73 and 90
                        Geismar, Louisiana  70734
                        Attention:  J. O. Stevning, Chief Financial Officer
                        Facsimile:  (225) 673-0672

         and            Vorys, Sater, Seymour and Pease LLP
                        52 East Gay Street
                        P.O. Box 1006
                        Columbus, Ohio  43216
                        Attention:  James H. Gross
                        Facsimile:  (614) 719-4740

    If to Purchaser:    Borden Chemical, Inc.
                        180 East Broad Street
                        Columbus, Ohio  43215
                        Attention:  Ed Huller
                        Facsimile:  (614) 220-6655

    With a copy (which
    will not constitute
    notice) to:         Simpson Thacher & Bartlett
                        425 Lexington Avenue
                        New York, NY  10217
                        Attention:  David Sorkin, Esq.
                        Facsimile:  (212) 455-3387

         11.10  No Third-Party Beneficiaries.  This Agreement will not confer
                ----------------------------
any rights or remedies upon any Person other than Seller and Purchaser and their respective successors and permitted assigns.

         11.11  Entire Agreement.  This Agreement (including the exhibits and
                ----------------
schedules referred to herein), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties and supersede any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

         11.12  Construction.  The language used in this Agreement will be
                ------------
deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.

         11.13  Incorporation of Exhibits and Schedules.  The Exhibits and
                ---------------------------------------
Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                                    4.14-44

         11.14  Power of Attorney.  Seller does hereby constitute and appoint
                -----------------
Purchaser, its successors and assigns, the true and lawful attorney with full power of substitution for Seller and in Seller's name, place and stead or otherwise but on its behalf, its successors and assigns and for the benefit of Purchaser, its successors and assigns, to demand and receive from time to time any and all property and assets, real, personal and mixed, tangible and intangible, hereby conveyed and assigned to Purchaser or intended so to be and to execute in its name, and the names of its respective successors and assigns, deeds, assignments and other instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of Purchaser or Seller for the benefit of Purchaser, any and all proceedings at law, in equity or otherwise which Purchaser, its successors and assigns may deem proper in order to collect, assert or enforce any claims, rights or title of any kind in and to the Purchased Assets hereby conveyed and assigned or intended so to be, and to defend and compromise any and all actions, suits or proceedings in respect of any of such Purchased Assets and to do any and all such acts and things in furtherance of this Agreement and the sale, transfer, conveyance, assignment and delivery of the Purchased Assets as Purchaser, its successors or assigns, shall deem advisable. Seller hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act by it or its successors or assigns or by operation of law.

         11.15  GOVERNING LAW.  ALL QUESTIONS CONCERNING THE CONSTRUCTION,
                -------------
VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF OHIO, EXCEPT WITH RESPECT TO REAL ESTATE MATTERS, WHICH WILL BE GOVERNED BY LOUISIANA LAW

                                 *  *  *  *  *

                                    4.14-45

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                  BORDEN CHEMICALS AND PLASTICS
                                  OPERATING LIMITED PARTNERSHIP

                                  By:  BCP Management, Inc.,
                                       General Partner


                                  By:  ____________________________
                                       William Harding Carter
                                       Chairman of the Board


                                  BORDEN CHEMICAL, INC.


                                  By:  _______________________________
                                       Michael E. Ducey
                                       President and Chief Executive Officer



CONSENTED TO BY:

BCP Management, Inc., for itself as to Sections
6.6, 7.6 and 7.8, and on behalf of Borden Chemicals and Plastics Limited Partnership as to Section 7.6


By: ____________________________
    William Harding Carter
    Chairman of the Board

                                    4.14-46